Exhibit 4.3

Execution Copy

SPX FLOW

RETIREMENT SAVINGS PLAN

(As Adopted Effective as of September 21, 2015)

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2.42	“Roth 401(k) Contribution Account”	8
2.43	“Spouse”	8
2.44	“SPX Common Stock Fund”	9
2.45	“SPX FLOW Stock Fund”	9
2.46	“Surviving Spouse”	9
2.47	“Trust Fund”	9
2.48	“Trustee”	9

ARTICLE III ELIGIBILITY AND PARTICIPATION		10
3.1	Eligibility for Participation in Plan	10
3.2	Enrollment	10
3.3	Duration of Participation	10
3.4	Transferred Employees	10
3.5	Reemployment of Former Employee	10

ARTICLE IV CONTRIBUTIONS TO THE PLAN		11
4.1	Company Contributions	11
4.2	Participants’ After Tax Contributions, Roth 401(k) Contributions and QNECs	11
4.3	Participants’ Pre-tax Contributions	12
4.4	Changes in Rate of Participants’ Contributions	13
4.5	Inactive Participation; Reinstatement	13
4.6	Payment of Participants’ Pre-tax Contributions to Trustee	14
4.7	Company Matching Contributions	14
4.8	Payment of Company Contributions to Trustee	15
4.9	Allocation of Company Matching Contributions	15
4.10	Vesting of Company Contributions	15
4.11	Limitation on Annual Account Additions	15
4.12	Elective Deferral Limitations	17
4.13	Limitations on Pre-tax Contributions	18
4.14	Limitations on Company Matching Contributions	22
4.15	Rollover Contributions	25
4.16	Plan May Not Receive Transfer of Assets	27
4.17	Rollovers from Other Plans Sponsored by the Company	27
4.18	Qualified Military Service	27
4.19	Forfeitures and Suspense Accounts	28

ARTICLE V PARTICIPANTS’ ACCOUNTS AND INVESTMENT OPTIONS		29
5.1	Participants’ Accounts	29
5.2	Investment Funds	30
5.3	Valuation of Accounts	32
5.4	SPX FLOW Stock Fund Units	33

ARTICLE 5A SPECIAL PROVISIONS RELATING TO COMMON STOCK		35
5A.1	Dividends on Common Stock	35
5A.2	Form of Distribution; Put Option	36
5A.3	Voting of Shares	37
5A.4	Tender Offer; Applicability	38

5A.5	Instructions to Trustee	38
5A.6	Trustee Action on Participant Instructions	38
5A.7	Action With Respect to Participants Not Instructing the Trustee or Not Issuing Timely Instructions	39
5A.8	Investment of Plan Assets after Tender Offer	39
5A.9	Purchase of Common Stock	39
5A.10	Additional Restrictions	39

ARTICLE VI DISTRIBUTIONS TO PARTICIPANTS		40
6.1	Distribution Following Normal Retirement Date	40
6.2	Distribution Upon Termination of Employment	40
6.3	Distribution Upon Death	40
6.4	Distribution to Participants Who Remain in the Employ of the Company	40
6.5	Timing and Methods of Payment	43
6.6	Adjusting on Deferred Payments	46
6.7	Distributions of Pre-tax Contribution Balances	46
6.8	Commencement of Benefit Limitations	47
6.9	Direct Rollovers	47
6.10	Annuity Forms of Distributions	50

ARTICLE VII BENEFICIARY DESIGNATION		51
7.1	Beneficiary Designations	51
7.2	Limited Participation	52

ARTICLE VIII CONCERNING THE COMPANY		53
8.1	Rights Against the Company	53
8.2	Effect of Bankruptcy and Other Contingencies Affecting the Company	53

ARTICLE IX TRUST AGREEMENT		54
9.1	Selection	54

ARTICLE X NON-ALIENATION OF BENEFITS		55
10.1	Non-Alienation	55

ARTICLE XI FIDUCIARIES		56
11.1	Fiduciary Responsibilities	56
11.2	Compensation and Expenses	56
11.3	Manner of Action for SPX FLOW Committees	58
11.4	Employment of Specialists	58
11.5	Subcommittees	58
11.6	Records	58
11.7	Rules	58
11.8	Administration	59
11.9	Notice of Address	59
11.10	Information for Benefits and Data	60
11.11	Claim and Appeal Procedures	60
11.12	Committee Liability and Indemnity	62

11.13	Missing Participants or Beneficiaries	63
11.14	Account Notices	63
11.15	Charging Distributions	63
11.16	Incompetent Payee	63

ARTICLE XII CHANGES IN THE PLAN		64
12.1	Amendments	64
12.2	Termination of the Plan	65

ARTICLE XIII LITIGATION		66
13.1	Litigation	66

ARTICLE XIV EFFECT OF MISTAKE		67
14.1	Effect of Mistake	67

ARTICLE XV MERGER OR CONSOLIDATION OR TRANSFER		68
15.1	Merger or Consolidation or Transfer	68

ARTICLE XVI APPLICABLE LAWS		69
16.1	Applicable Laws	69

ARTICLE XVII APPROVAL		70
17.1	Internal Revenue Service Approval	70

ARTICLE XVIII TOP-HEAVY PLAN RULES		71
18.1	Top-Heavy Plan Rules	71

ARTICLE XIX LOANS TO PARTICIPANTS		76
19.1	Establishment of Participant Loan Program	76
19.2	Loan Applications	76
19.3	Loan Amounts	77
19.4	Repayment of Loans	78
19.5	Interest Rate	79
19.6	Security	79
19.7	Default	79
19.8	Criteria	80

ARTICLE XX SPECIAL PROVISIONS		81
20.1	Legacy Provisions for Former General Signal Corporation Savings and Stock Ownership Plan Participants	81
20.2	Legacy Matching Contribution Provisions	81

ARTICLE XXI MISCELLANEOUS PROVISIONS		85
21.1	Gender and Number	85
21.2	Headings	85
21.3	Controlling Law	85
21.4	Employment Rights	85
21.5	Absence of Guarantee	85

21.6	Evidence	85

APPENDIX A PARTICIPATING COLLECTIVE BARGAINING UNITS	a-1
Appendix A-1 ClydeUnion Pumps (Battle Creek, Michigan)	a-2

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Execution Copy

ARTICLE I
INTRODUCTION AND BRIEF HISTORY OF THE PLAN

Introduction

The SPX FLOW Retirement Savings Plan (the “Plan”) is intended to be a profit sharing plan with a Code Section 401(k) feature and a Code Section 401(m) feature, and a stock bonus plan that includes an “employee stock ownership plan” component (an “ESOP”) within the meaning of Code Section 4975(e)(7).  The ESOP portion of the Plan is designed to invest primarily in employer securities as defined in Code Section 409(l).  In the event that any provision of the Plan relating to the ESOP conflicts with any applicable ESOP requirements set forth in the Code, the Plan shall be construed and administered to conform to such requirements.

The Plan is originally adopted effective as of September 21, 2015.  The Plan is a “safe harbor” plan as described in Code Sections 401(k)(12) and 401(m)(11) for all Participants except Participants covered by collective bargaining agreements which provide for no Matching Contributions or for Matching Contributions which are not the same as for non-union Participants.

The purposes of the Plan are to encourage thrift on the part of Eligible Employees by furnishing them with an incentive to save for the future and to give them an opportunity to become more interested in the affairs of the Company through investing in the SPX FLOW Stock Fund.

After the close of business on September 25, 2015, the Clyde Union Savings Plan for Bargained Employees (the “Clyde Plan”) will merge into this Plan.  After the merger of the Clyde Plan into the Plan and related transfer of accounts (including any outstanding loan balances) under such plan to the trustee/recordkeeper of the Plan, participants and beneficiaries in such plan with respect to such accounts shall participate in the Plan under the terms and conditions of the Plan.

SPX FLOW, Inc. (“SPX FLOW”) will be spun off from SPX Corporation effective as of September 26, 2015 (the “Spinoff”).  Employees who cease to be employed by SPX Corporation and its controlled group, and who continue as employees of the Company on and after the Spinoff, are referred herein as the “Transferred Spinoff Participants”.  After the close of business on September 25, 2015 (the “Prior Plan Transfer Timing”), SPX Corporation shall cause the accounts (including any outstanding loan balances and forfeitures) in the SPX Corporation Retirement Savings and Stock Ownership Plan (the “Prior Plan”) attributable to Transferred Spinoff Participants to be transferred to the Plan, with such transfer of assets and liabilities intended to meet the requirements of Code Section 414(l).

For avoidance of doubt, any employees (including any Transferred Spinoff Participants) employed by SPX FLOW and its subsidiaries as of the Effective Date are eligible to participate in the Plan as of such date (and cease to be eligible to participate in the Prior Plan on such date).

ARTICLE II

DEFINITIONS

2.1                               “Account” means, with respect to any Participant, the account to which contributions are credited under the Plan, including amounts transferred into this Plan from the Prior Plan with respect to Transferred Spinoff Participants, and includes the aggregate of a Participant’s Pre-tax Contribution Account, After Tax Contribution Account, Company Contribution Account, Rollover Contribution Account, Roth 401(k) Contribution Account, QNEC Account and such other account(s) or sub-accounts as may be established by the Administrative Committee or the Trustee.  To the extent necessary or desirable as determined by the Administrative Committee, each Account shall segregate income from contributions for the purpose of properly recording distributions and/or withdrawals from the Participant’s Account.

2.2                               “Accounting Date”  Accounts shall be valued on a daily basis for purposes of any distribution or other requirement under the Plan, so each business day shall constitute an Accounting Date.  A “business day” shall mean any day on which the New York Stock Exchange is open for business.

2.3                               “Active Participant” means a Participant who has an Account in the Plan and is regularly making contributions thereto.

2.4                               “Administrative Committee” means (i) prior to the Spinoff, the SPX Corporation Retirement and Welfare Plan Administrative Committee, and (ii) on and after the Spinoff, the SPX FLOW Benefits Administrative Committee (and any successor or replacement committee thereto).

2.5                               “After Tax Contributions” shall have the meaning set forth at Section 4.2.

2.6                               “After Tax Contribution Account” means that portion of a Participant’s Account (including income, gains, losses, credits, charges and other adjustments thereon) that is attributable to his own After Tax Contributions.

2.7                               “Allocation Period” means a payroll period (or such other period as may be designated by the Administrative Committee from time to time) with respect to which the Company makes Company Matching Contributions.

2.8                               “Board” means the Board of Directors of the Company.

2.9                               “Code” means the Internal Revenue Code of 1986, as now in effect or hereafter amended.  References to any Section of the Code shall include any successor provision thereto and applicable Regulations thereunder.  Any term or phrase defined in the Code shall, if used herein, be given the same meaning assigned to it by the Code unless a different meaning is plainly required by the context.

2.10                        “Common Stock” means common stock, par value $0.01 (or any amended par value), issued by the Company.

2.11                        “Company” or “Employer” means SPX FLOW, its domestic subsidiaries, and any other entity which would be a member of a controlled group with SPX FLOW under Code Section 414(c).  The term also includes any Foreign Subsidiary of SPX FLOW for the purpose of having SPX FLOW provide benefits under the Plan for Employees of such Foreign Subsidiaries who are U.S. citizens.  Notwithstanding the foregoing, for purposes of determining an Employee and Eligible Employee prior to the Spinoff, the term “Company” shall include only SPX FLOW, its domestic subsidiaries, and its Foreign Subsidiaries.

2.12                        “Company Contributions” means Company Matching Contributions and such other contributions made by the Company on behalf of certain Participants under Section 4.1 and Appendix A which are allocated to a Participant’s Company Contribution Account under the Plan.

2.13                        “Company Contribution Account” means that portion of the Participant’s Account that is attributable to Company Contributions (including income, gains, losses, credits, charges and other adjustments thereon).

2.14                        “Company Matching Contributions” shall mean a matching contribution (within the meaning of Code Section 401(m)) made by the Company on behalf of a Participant with respect to Pre-tax Contributions, which are allocated to a Participant’s Company Contribution Account under the Plan.

2.15                        “Compensation” means the total amount paid to an Employee for personal services which is reported on the Employee’s Federal Wage and Tax Statement (IRS Form W-2), including, among all other items of W-2 pay, overtime and vacation pay paid after termination of employment and adjusted as follows:

(a)                                 Increased by any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Employee pursuant to one or more of the following Code Sections:

(1)                                 125 for cafeteria plans including, but not limited to, the SPX FLOW, Inc. Cafeteria Plan, but not including Company-provided flexible benefit credits (or any other similar Company-provided premium, subsidy or discount) thereunder;

(2)                                 402(a)(8) for cash or deferred arrangements including, but not limited to, this Plan;

(3)                                 402(h) for simplified employee pensions, if applicable; and

(4)                                 132(f)(4) for qualified transportation fringe benefits.

(b)                                 Decreased by all of the following amounts (even if includable in gross income):

(1)                                 reimbursements or other expense allowances;

(2)                                 fringe benefits (cash and non-cash);

(3)                                 moving expenses;

(4)                                 welfare benefits (provided that short-term disability payments are included in “Compensation” and long-term disability payments are excluded);

including in all of the above, but not limited to, Company-provided automobiles, mileage reimbursements and car allowances for which no documentation is required, taxable and non-taxable tuition reimbursements, and the taxable value of physical examinations and group term life insurance coverage in excess of $50,000;

(5)                                 pay in lieu of notice;

(6)                                 deferred compensation, including, but not limited to:

(A)                               contributions to or amounts paid from the SPX FLOW Supplemental Retirement Savings Plan (whether or not contributions are made pursuant to a salary reduction agreement), the SPX FLOW Supplemental Retirement Plan for Top Management, the SPX FLOW Stock Compensation Plan, deferred bonuses, long-term incentive payments and any other similar plan of deferred compensation;

(B)                               the value of restricted shares, either when paid or when the restriction lapses, except to the extent the recipient elects to be taxed under Code Section 83(b) at the time of grant;

(C)                               the value of nonqualified stock options at the time of grant if the option price is then the market value of the shares subject to the option;

(D)                               the taxable value of qualified and nonqualified stock options when exercised;

(E)                                the value of stock appreciation rights; and

(F)                                 the value of restricted stock units, either when paid or when the restriction lapses; and

(7)                                 severance pay paid after termination of employment.

Effective for Plan Years beginning after December 31, 2014, Compensation in excess of $265,000 (or such other amount as adjusted in accordance with Code Section 401(a)(17)(B)) shall be disregarded for all purposes under the Plan.

The definition of “Compensation” shall not include any bonus payment (including any bonus payment under the executive bonus plan or associate bonus plan) made to, and received by, an Employee after the date of such Employee’s termination of employment with the Company.

2.16                        “Distribution Date” means a date which is as soon as administratively practicable following the date on which the Participant’s (or beneficiary’s) completed application for payment is approved by the Administrative Committee (or such later permissible payment date as chosen by the Participant or beneficiary).  Notwithstanding the foregoing, the Administrative Committee may, in its discretion, choose a later Distribution Date if administratively required.

2.17                        “Effective Date” means September 21, 2015.

2.18                        “Eligible Employee” means any Employee, excluding the following classes of Employees:

(a)                                 members of a collective bargaining unit unless the collective bargaining agreement provides for participation in this Plan (with collective bargaining agreements providing for current participation listed in Appendix A);

(b)                                 any employee of a Foreign Subsidiary if such employee is not a U.S. citizen;

(c)                                  any person employed by and on the payroll of any subsidiary, division or facility of the Company which is created incident to the establishment of a new facility or acquisition of any other business except as the Plan may be extended to such Employees by the Company; provided, however, that such Eligible Employees who become Participants in the Plan and are subsequently transferred to such a separate subsidiary, division or facility shall continue to be Eligible Employees (subject to the other exclusions of this definition);

(d)                                 any person working for the Company or any subsidiary in a capacity other than as a common law employee, including but not limited to, Leased Employees;

(e)                                  any person working for the Company in the payroll classification of factory salaried or wage or hourly employee (or such other classification) who participates in a separate qualified defined contribution pension plan of the Company; or

(f)                                   any person who is receiving or is eligible to receive benefits under the Company’s Long-Term Disability Plan.

2.19                        “Employee” means any person employed by the Company, including Leased Employees and any person who is receiving or is eligible to receive benefits under the Company’s Long-Term Disability Plan.  The term “Employee” shall not include for any purpose of the Plan: (a) any individual who is not initially treated and classified by the Company as a common-law employee on the payroll records of the Company; (b) any individual classified by the Company as an independent contractor in respect of his or her services for the Company; (c) any individual whose compensation for services to the Company is reported on IRS Form 1099 (or any replacement form); (d) any individual whose compensation for services to the Company is paid from a payroll or other account of another employer under contract with the Company; or

(e) any individual who is not paid from the Company’s payroll account or with respect to whom the Company does not issue an IRS Form W-2 (or any replacement form).  Such exclusion shall not be affected by the Company’s misclassification of the individual’s employment status, or a determination by a court, government agency, arbitrator, or other authority that the individual is or was a common law employee of the Company, or that the Company is or was a common law employer, joint employer, single employer, or co-employer of the individual.  For example, this provision excludes from the definition of “Employee” workers commonly referred to as contract employees, job-shoppers, independent contractors, consultants, and leased employees.  In all cases of doubt, the Administrative Committee shall decide whether a person is an Employee (or an Eligible Employee) as defined herein.

2.20                        “Enrollment Date” means the first day of any payroll period.

2.21                        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as now in effect or hereafter amended.  References to any Section of ERISA shall include any successor provision thereto and any applicable Regulations thereunder.  Any term or phrase defined in ERISA shall, if used herein, be given the same meaning assigned to it by ERISA unless a different meaning is plainly required by the context.

2.22                        “ESOP” shall mean the employee stock ownership plan component of the Plan.

2.23                        “ESOP Account”shall mean that portion of a Participant’s Account invested in the SPX FLOW Stock Fund.

2.24                        “ESOP Loan” shall mean a loan (or other extension of credit) used by the Trustee to finance the acquisition of Common Stock or to refinance such a loan.

2.25                        “Foreign Subsidiary” means any corporation organized or created otherwise than in or under the laws of the United States or any State therein or territory thereof if:

(a)                                 twenty percent or more of such foreign corporation’s voting stock is owned by SPX FLOW, Inc.; or

(b)                                 fifty percent or more of such foreign corporation’s voting stock is owned by a foreign corporation described in subparagraph (a) immediately above; provided, in either case, that an agreement which remains in effect has been entered into by SPX FLOW, Inc. to have the insurance system established under Title II of the Social Security Act, as amended, extended to cover all United States citizens who are employed by such foreign corporation.

2.26                        “Highly Compensated Employee” means highly compensated active Employees and highly compensated former Employees.

A highly compensated active Employee includes any Employee who performs service for the Company during the Plan Year and who: (i) received Compensation from the Company (determined under Section 2.15 but without subtracting the items in Section 2.15(b)) in excess of $115,000 during the preceding Plan Year (as adjusted at the same time and in the same manner as under Code Section 415(d), except that the based period shall be the calendar quarter ending

September 30, 1996); and (ii) if the Company so elects, was a member of the top-paid group for such year.  The term Highly Compensated Employee also includes Employees who are 5 percent owners at any time during the current Plan Year or the immediately preceding Plan Year.

The top-paid group consists of the top twenty percent (20%) of Employees ranked on the basis of compensation received during the year.  Employees described in Code Section 414(q)(8) and Q&A 9(b) of Treasury Regulation Section 1.414(q)-1T are excluded.

A highly compensated former Employee includes any Employee who separated from service (or was deemed to have separated) prior to the current Plan Year, performs no service for the Company during the current Plan Year, and was a highly compensated active Employee for either the separation year or any year ending on or after the Employee’s 55th birthday.

The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, and the compensation that is considered, will be made in accordance with Code Section 414(q).

The Company does not elect to apply the top-paid group election.  The Company does elect to apply the calendar year election.

2.27                        “Inactive Participant” means a Participant who is not contributing to the Plan but whose Account remains in the Plan for any reason.

2.28                        “Investment Committee” means (i) prior to the Spinoff, the SPX Corporation Retirement and Welfare Plan Administrative Committee, and (ii) on and after the Spinoff, the SPX FLOW Plan Investment Committee (and any successor or replacement committee thereto).

2.29                        “Leased Employee” means any person (other than an employee of the Company) who pursuant to an agreement between the Company and any other person (“leasing organization”) has performed services for the Company (or for the Company and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control of the Company.  Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Company shall be treated as provided by the Company.

A Leased Employee shall not be considered an employee of the Company if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Code Section 415(c)(3), but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Code Sections 125, 402(a)(8), 402(h) or 403(b), (2) immediate participation, and (3) full and immediate vesting; and (ii) Leased Employees do not constitute more than 20 percent of the Company’s Non-highly Compensated Employees.

2.30                        “Non-highly Compensated Employee” means an Employee of the Company who is not a Highly Compensated Employee.

2.31                        “Participant” means any Eligible Employee who elects to participate in the Plan, including any person presently or formerly employed by the Company who has an Account balance in the Plan.

2.32                        “Plan Year” means the calendar year, provided the initial Plan Year shall be a short Plan Year from the Effective Date through December 31, 2015.

2.33                        “Pre-tax Contributions” shall have the meaning set forth at Section 4.3.

2.34                        “Pre-tax Contribution Account” means that portion of a Participant’s Account (including income, gains, losses, credits, charges and other adjustments thereon) that is attributable to his Pre-tax Contributions.

2.35                        “QDRO” shall mean a domestic relations order that is determined to be a qualified domestic relations order, as defined in Code Section 414(p)(1).

2.36                        “QNEC” shall mean a “qualified non-elective” contribution made by the Company that is neither a Pre-tax Contribution, After-tax Contribution, Company Contribution, nor a “qualified matching contribution”, that is 100% vested and non-forfeitable when made, that a Participant may not elect to receive in cash, and that is distributable only in accordance with the distribution restrictions applicable to Pre-tax Contributions under the Plan, except that QNECs may not be distributed on account of hardship.

2.37                        “QNEC Account” means that portion of a Participant’s Account (including income, gains, losses, credits, charges and other adjustments thereon) that is attributable to his QNECs.

2.38                        “Regulations” shall mean the regulations and other interpretive guidance, procedures, notices, announcements and bulletins issued pursuant to ERISA or the Code, as the case may be.

2.39                        “Rollover Contribution Account” shall mean the portion of the Participant’s Account (including income, gains, losses, credits, charges and other adjustments thereon) that is attributable to his Rollover Contributions.

2.40                        “Rollover Contributions” shall have the meaning set forth at Section 4.15.

2.41                        “Roth 401(k) Contributions” shall have the meaning set forth at Section 4.2.

2.42                        “Roth 401(k) Contribution Account” means that portion of a Participant’s Account (including income, gains, losses, credits, charges and other adjustments thereon) that is attributable to his own Roth 401(k) Contributions.

2.43                        “Spouse” means the person to whom the Participant is legally married (including, if pursuant to and recognized under applicable state law where the Participant resides, common law marriages) as construed in accordance with applicable Department of Labor and Treasury guidance, including Internal Revenue Service Notice 2014-19.  For avoidance of doubt, any such term or similar term defined in Appendix A shall be construed in accordance with such guidance.

2.44                        “SPX Common Stock Fund” means the Investment Fund under the Plan that is primarily invested in SPX Corporation common stock, provided that cash and cash equivalents (generally not to exceed 4% of the Investment Fund’s assets) may be kept in the Investment Fund to allow the processing of Investment Fund orders (including for distribution and investment diversification requests) and to pay permitted Plan expenses.  Participants shall have no ownership in any particular asset of the SPX Common Stock Fund.  Proportionate interests in the SPX Common Stock Fund shall be expressed in units.  All SPX Common Stock Fund units shall be of equal value and no unit shall have priority or preference over any other.

2.45                        “SPX FLOW Stock Fund” means the Investment Fund under the Plan that is 100% invested in Common Stock, provided that (i) cash dividends paid on the Common Stock shall be reinvested in Common Stock except as otherwise set forth in the Plan, and (ii) cash and cash equivalents (generally not to exceed 4% of the Investment Fund’s assets) may be kept in the Investment Fund to allow the processing of Investment Fund orders (including for distribution and investment diversification requests) and to pay permitted Plan expenses.  Participants shall have no ownership in any particular asset of the SPX FLOW Stock Fund.  Proportionate interests in the SPX FLOW Stock Fund shall be expressed in units.  All SPX FLOW Stock Fund units shall be of equal value and no unit shall have priority or preference over any other.

2.46                        “Surviving Spouse” means the widow or widower of a deceased Participant who was legally married (as construed in accordance with applicable Department of Labor and Treasury guidance, including Internal Revenue Service Notice 2014-19) to the Participant on the date of the Participant’s death.  For avoidance of doubt, any such term or similar term defined in Appendix A shall be construed in accordance with such guidance.

2.47                        “Trust Fund” means the assets of every kind and description held under the trust agreement forming a part of the Plan, including the shares of Common Stock held under the SPX FLOW Stock Fund, together with the income, gains, losses, credits, charges and other adjustments thereon, less disbursements.

2.48                        “Trustee” means the trustee or trustees selected by the Company to hold the Trust Fund.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1                               Eligibility for Participation in Plan.

(a)                                 Each Employee who was participant in the Prior Plan immediately prior to the Effective Date (“Prior Plan Participants”) shall automatically be a Participant in this Plan on the Effective Date without necessity of further enrollment.

(b)                                 On and after the Effective Date, and subject to Section 3.2 and Appendix A, every other Eligible Employee shall become a Participant on any Enrollment Date provided that he is an Eligible Employee on such Enrollment Date.

3.2                               Enrollment.  Participation in the Pre-tax Contributions feature of this Plan is voluntary on the part of Eligible Employees.  An Eligible Employee who elects to have the Company make Pre-tax Contributions shall, and except as otherwise provided in Sections 3.1(a), 4.3(e) and 4.3(f), do so by completing the enrollment procedure specified by the Administrative Committee from time to time.  Enrollment shall be effective on the next Enrollment Date that is administratively practicable after such completion.

3.3                               Duration of Participation.  An Eligible Employee who has become a Participant shall continue as a Participant until he or she dies or his or her Account balance is reduced to zero.

3.4                               Transferred Employees.  A Participant who ceases to be an Eligible Employee, although still employed by the Company, shall continue as an Inactive Participant, but no further contributions shall be made to his Account except for contributions attributable to the period during which the Participant was an Eligible Employee.  If such Participant shall thereafter be employed by the Company as an Eligible Employee again, he shall again become eligible to participate in the Plan upon his re-enrollment following the date of his resumption of Eligible Employee status.

3.5                               Reemployment of Former Employee.  If an Employee who has satisfied the eligibility requirements of Section 3.1 shall terminate service with the Company and shall thereafter be reemployed by the Company as an Eligible Employee, he shall again become eligible to participate in the Plan upon his re-enrollment following the date of his resumption of employment.

ARTICLE IV
CONTRIBUTIONS TO THE PLAN

4.1                               Company Contributions.

(a)                                 Company Contribution Amount.  The Company shall contribute an amount sufficient to provide the allocations described in Section 4.7 (or, if applicable, Appendix A), but not, when combined with all other contributions to defined contribution plans maintained by the Company, in excess of the amount deductible under Code Section 404.  Such contributions shall not be made on behalf of collectively bargained Employees unless otherwise provided pursuant to a collective bargaining agreement.

In the event that a Participant’s matched Pre-tax Contributions are later recharacterized as Catch-Up Contributions, the related Company Matching Contributions (and earnings thereon), if any, shall be forfeited by such Participant.

The amount to be contributed for any Plan Year may be reduced by the amount of forfeitures occurring in such Plan Year, or as otherwise provided under the Plan.

(b)                                 Form.  Such contributions to the Plan shall be made in cash, in treasury Common Stock, authorized but unissued Common Stock, or Common Stock previously issued and repurchased by the Company.

4.2                               Participants’ After Tax Contributions, Roth 401(k) Contributions and QNECs.

(a)                                 Due to the transfer of accounts from the Prior Plan to the Plan attributable to Transferred Spinoff Participants and the merger of the Clyde Plan, a Participant’s Account may hold (i) contributions which were subject to federal income taxation prior to their addition to their account under the Prior Plan, and hence are referred to herein as “After Tax Contributions”, (ii) Roth 401(k) Contributions, and (iii) QNECs.

(b)                                 Except as provided in Section 4.2(a), no After Tax Contributions shall be accepted by the Plan.  A Participant’s After Tax Contribution Account is fully vested and nonforfeitable, and shall be held and administered in accordance with the further terms of this Plan.

(c)                                  Except as provided in Section 4.2(a), and in accordance with applicable law or Treasury guidance, QNECs shall only be made to the Plan to the extent determined by the Company in its sole discretion as necessary for testing or correction purposes. To the extent determined by applicable law or Treasury guidance, such QNECs shall be taken into account in determining the applicable limitations under the Plan.

(d)                                 Except as provided in Section 4.2(a), no Roth 401(k) Contributions shall be accepted by the Plan.  A Participant’s Roth 401(k) Contribution Account is fully vested and nonforfeitable, and shall be held and administered in accordance with the further terms of this Plan.  A Roth 401(k) Contribution is an elective deferral that is (i) designated irrevocably by the Participant at the time of the cash or deferred election as a Roth elective deferral that was being made in lieu of all or a portion of the pre-tax elective deferrals the Participant was otherwise eligible to make under the applicable plan; and (ii) treated as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.  Unless specifically stated otherwise, Roth 401(k) Contributions will be treated as Pre-tax Contributions for all purposes under the Plan in accordance with applicable law and as required by the context of the Plan.  Roth 401(k) Contributions, earnings, distributions and withdrawals will be taxed in accordance with applicable law.

4.3                               Participants’ Pre-tax Contributions.

(a)                                 Participant contributions shall be payments made by the Company and on behalf of the Participants as contributions to the Trust under this Plan, which contributions shall be made (whether by payroll deduction or by some other means acceptable to the Administrative Committee) on a pre-tax basis, as described in Code Section 401(k), and shall be referred to herein as “Pre-tax Contributions”.  Upon enrollment, a Participant shall elect to make Pre-tax Contributions to the Plan each payroll period so long as he is an Active Participant and he has not revoked his enrollment as follows:  Pre-tax Contributions shall be expressed as a percentage of Compensation which is not in excess of 50% of his Compensation.

Notwithstanding the foregoing, with respect to Participants of a collective bargaining unit which participates in the Plan, and subject to other applicable provisions of the Plan, such Participants shall be eligible to elect to make Pre-tax Contributions to the Plan in such amounts as set forth in Appendix A.

The rate of Pre-tax Contributions shall only be made in whole percentages.

(b)                                 Notwithstanding the limitations in Section 4.12, all Participants eligible to make Pre-tax Contributions who have attained age 50 before the close of the Plan Year shall be eligible to make additional contributions in accordance with and subject to the limitations of Code Section 414(v) (“Catch-Up Contributions”).  Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415.  The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(1l), 401(k)(12), 410(b) or 416, as applicable, by reason of the making of such Catch-Up Contributions.  Catch-Up Contributions shall be treated as Pre-tax Contributions and shall be allocated to Participants’ Pre-tax Contribution Accounts.  Catch-Up Contributions shall be unmatched.  Catch-Up Contributions shall not be considered salary reduction contributions for purposes of the average deferral percentage test of Section 4.13.  The extent to which a Participant’s Pre-

tax Contributions are characterized as Catch-Up Contributions, rather than Excess Elective Deferral or Excess Pre-tax Contributions otherwise subject to the various Plan and Code limitations, shall be determined by the Administrative Committee as of the end of the Plan Year, in accordance with Code Section 414(v) and regulations issued thereunder.

(c)                                  Participant’s Pre-tax Contributions shall at all times be fully vested and nonforfeitable.

(d)                                 At any time, the Administrative Committee may reduce the rate of future Pre-tax Contributions to be made on behalf of Participants who are Highly Compensated Employees in order to satisfy the test described in Section 4.13.  If the Compensation of a Participant is changed, the dollar amount of his Pre-tax Contributions will automatically be changed so that the percentage elected is not changed.

(e)                                  Notwithstanding the foregoing, with respect to Employees who become Participants in this Plan pursuant to a merger of a qualified defined contribution pension plan into this Plan, the Administrative Committee may provide that the rate of pre-tax contributions in effect under such merged plan shall be effective under this Plan on and after the merger (with such rate still subject to other provisions of this Plan).

(f)                                   Notwithstanding the foregoing, with respect to Prior Plan Participants, the rate of pre-tax contributions in effect under the Prior Plan immediately prior to the Effective Date shall be effective under this Plan on and after the Effective Date (with such rate still subject to other provisions of this Plan).

4.4                               Changes in Rate of Participants’ Contributions.  An Active Participant may change his rate of contribution within the limits set forth in Section 4.3 (or, if applicable, Appendix A), which change the Participant may implement by completing the contribution rate change procedure specified by the Administrative Committee from time to time.  The change shall be effective on the next Enrollment Date that is administratively practicable after such completion.  Notwithstanding the foregoing, for an Active Prior Plan Participant who was participating in and deferring under the SPX Corporation Supplemental Retirement Savings Plan as of the Effective Date, such Active Prior Plan Participant’s rate of contribution pursuant to Section 4.3(f) under the Plan shall be irrevocable for the remainder of the 2015 Plan Year.

4.5                               Inactive Participation; Reinstatement.  An Active Participant may cease making Pre-tax Contributions to the Plan by completing the contribution rate change procedure specified by the Administrative Committee from time to time.  The cessation shall be effective on the next Enrollment Date that is administratively practicable after such completion.  He or she shall thereupon become an Inactive Participant.

An Inactive Participant may again become an Active Participant and resume making Pre-tax Contributions to the Plan within the limits set forth in Section 4.3 (or, if applicable, Appendix A) as of any Enrollment Date provided he or she then qualifies as an Eligible Employee and completes the contribution rate change procedure specified by the Administrative Committee from time to time.  The resumption shall be effective on the next Enrollment Date that is administratively practicable after such completion.

A Participant who has made a hardship withdrawal under Section 6.4(b) hereof must become and remain an Inactive Participant for a period of six months following the date of such withdrawal.  For Prior Plan Participants who had received a hardship withdrawal in the Prior Plan and were prohibited from making pre-tax contributions in the Prior Plan immediately prior to the Effective Date, the prohibition shall continue to apply such that the Prior Plan Participant shall be suspended for a total of six months in the Prior Plan and this Plan combined.

4.6                               Payment of Participants’ Pre-tax Contributions to Trustee.  All deductions of Participant’s Pre-tax Contributions shall be paid over to the Trustee as soon as administratively possible, but in no event later than 15 business days after the end of the calendar month in which the deduction is withheld from Participants’ Compensation.

4.7                               Company Matching Contributions.

The Company shall make Company Matching Contributions sufficient to result in the allocation of units in the SPX FLOW Stock Fund having a value (as determined in Section 4.9 below) equal to —

(a)                                 100% of the Pre-tax Contributions made by each Participant during such Plan Year up to 4% of such Participant’s Compensation; and

(b)                                 50% of Pre-tax Contributions made by such Participant in excess of 4% of his Compensation, up to 6% of his Compensation, during such Plan Year.

In general, the preceding determination of the Company Matching Contribution amount shall be made on an Allocation Period basis; provided, however, so that Participants are able to benefit from Company Matching Contributions throughout any particular Plan Year, the Company may make additional Company Matching Contributions for an Allocation Period to the Company Contribution Accounts of Participants in accordance with such nondiscriminatory rules as it may establish from time to time, provided that such additional contributions do not exceed the maximum amounts described herein and the amount that such Participants would have received had their contributions been made throughout the duration of any particular Plan Year.  The additional contributions described in this paragraph are generally referred to as the “true-up” Company Matching Contributions.

Notwithstanding the foregoing, and subject to other applicable provisions of the Plan, the Company Matching Contribution to be made with respect to Participants of a collective bargaining unit which participates in the Plan shall be as set forth in Appendix A.

Notwithstanding the foregoing, to the extent that a Participant’s Pre-tax Contributions are distributed to him as an Excess Elective Deferral pursuant to Section 4.12, or in order to satisfy the actual deferral percentage test as described in Section 4.13 (if applicable), or is later recharacterized as Catch-Up Contributions, any Company Matching Contributions allocated to that Participant’s Company Contribution Account with respect to such Pre-tax Contributions shall be forfeited, and the amount thereof shall be used as otherwise provided in the Plan.

Catch-Up Contributions are not eligible for Company Matching Contributions.

4.8                               Payment of Company Contributions to Trustee.  The Company shall pay to the Trustee its Company Contributions for each Plan Year as described in Section 4.7 (or, if applicable, Appendix A) at such time or times as it may determine but in any event, within the period described in Code Section 404(a)(6) applicable to the taxable year within which such Plan Year ends.

4.9                               Allocation of Company Matching Contributions.  Except as provided in Appendix A, Company Matching Contributions shall be allocated to each Participant’s ESOP Account as of the end of each Allocation Period in the dollar amount required pursuant to Section 4.7 based on the Participant’s Pre-tax Contributions made during such Allocation Period.  Such allocations shall be credited as follows:

(a)                                 The Trustee shall allocate to the SPX FLOW Stock Fund shares or fractional shares of Common Stock having a value on the New York Stock Exchange as of the close of business on the day before such allocation equal to the dollar amount of Company Matching Contributions for such Allocation Period.  The Trustee shall make such allocations from Common Stock contributed in kind or purchased and paid for by the Trust with Company contributions in respect of the Allocation Period.

(b)                                 The Trustee shall concurrently allocate to each Participant’s ESOP Account units in the SPX FLOW Stock Fund having a value equal to the Participant’s share of Common Stock allocated to the SPX FLOW Stock Fund by reason of Company Matching Contributions made with respect to such Participant, in accordance with Section 4.7.

4.10                        Vesting of Company Contributions.  Company Matching Contributions as described in Section 4.7 shall at all times be fully vested and nonforfeitable except as provided in Appendix A, Section 4.11(c) and Section 4.14.  The vesting of any other Company Contributions shall be determined as provided under the applicable provisions of the Plan, including Appendix A and Article 20.

4.11                        Limitation on Annual Account Additions.  For purposes of this Section 4.11, the Limitation Year shall be the calendar year.

(a)                                 Annual Account Addition.  “Annual Account Addition” means, for any Participant for any Limitation Year, the sum of:

(1)                                 the Company’s contribution made for him under any defined contribution plan for the Limitation Year (except to the extent exempted as “catch-up” contributions in accordance with Code Section 414(v));

(2)                                 the Participant’s contributions to such defined contribution plan;

(3)                                 the forfeitures allocated to him under such defined contribution plan for the Limitation Year; and

(4)                                 amounts allocated after March 31, 1984, to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer are treated as annual additions to a defined contribution plan.  Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Employer are treated as annual additions to a defined contribution plan.

“Any defined contribution plan” means all defined contribution plans of the Company considered as one plan.  For avoidance of doubt, this shall include the Prior Plan for the 2015 Limitation Year.

(b)                                 Limitation.

Notwithstanding the foregoing provisions of this Section 4.11, for any Limitation Year, the Annual Account Addition of a Participant shall not exceed the lesser of:

(1)                                 $53,000, as adjusted under Code Section 415(d), or

(2)                                 100% of the Participant’s Compensation for such Limitation Year.

The compensation limit referred to in (2) above shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code Sections 401(h) or 419A(f)(2)) which is otherwise treated as an Annual Account Addition.

(c)                                  Reduction in Annual Account Additions.  If in any Limitation Year a Participant’s Annual Account Additions would exceed the applicable limitation determined under paragraph (b) above, such excess (referred to herein as the “Annual Account Excess”) shall not be allocated to his accounts in any defined contribution plan, but any reduction necessary shall be made prior to the end of the Limitation Year as follows:

(1)                                 His share of forfeitures allocated to him for that year shall be reduced, up to the amount of the Annual Account Excess.

(2)                                 If there is any remaining Annual Account Excess after the application of paragraph (1) above, his share of Company Contributions shall be reduced up to the remaining amount of the Annual Account Excess.

(3)                                 If there is any remaining Annual Account Excess after the application of paragraphs (1) and (2) above, his contributions shall be returned to him up to the remaining amount of the Annual Account Excess.

(The above reductions shall be applied to this Plan first and next to any other plan constituting any other defined contribution plan of the Company.)

(4)                                 Any reduction in such a Participant’s allocation under paragraph (1) or (2) of this Section 4.11(c) above shall be deemed to be a forfeiture under the Plan for such Limitation Year and the amount thereof shall be used as otherwise provided in the Plan.

(d)                                 Multiple Employers.  In the event that the Company is a member of a group of employers constituting (i) a controlled group of corporations (within the meaning of Code Section 414(b) as modified by Code Section 415(h)), (ii) trades or businesses, whether or not incorporated, under common control (within the meaning of Code Section 414(c) as modified by Code Section 415(h)), or (iii) an affiliated service group (as defined in Code Section 414(m)), and any other member of such group maintains a plan or plans covering one or more Participants in this Plan, then the limitations of paragraphs (a) and (b) above, and the aggregation rules of paragraphs (c) and (d) above, shall be applied by treating all the plans of such other employers as plans maintained by the Company.

(e)                                  Notwithstanding anything in the Plan to the contrary, the application of the Code Section 415 limitations for Limitation Years shall be made in accordance with the Treasury Regulations and other applicable guidance published with respect to applying such limitations and requirements.

4.12                        Elective Deferral Limitations.

(a)                                 No Participant shall be permitted to have Elective Deferrals made under this Plan, or any other qualified plan maintained by the Company, during any taxable year, in excess of the dollar limitation contained in Code Section 402(g) in effect at the beginning of such taxable year.  For avoidance of doubt, “any other qualified plan maintained by the Company” shall include the Prior Plan for the 2015 taxable year.

(b)                                 A Participant may assign to this Plan any Excess Elective Deferrals made during a taxable year of the Participant by notifying the Administrative Committee on or before March 15 of the amount of the Excess Elective Deferrals to be assigned to the Plan.  A Participant is deemed to notify the Administrative Committee of any Excess Elective Deferrals that arise by taking into account only those Elective Deferrals made to this Plan and any other plans of the Company.  For avoidance of doubt, “any other plan of the Company” shall include the Prior Plan for the 2015 taxable year.

(c)                                  Notwithstanding any other provision of the Plan, Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be distributed no later than

April 15 to any Participant to whose Account Excess Elective Deferrals were assigned for the preceding year and who claims Excess Elective Deferrals for such taxable year.

(d)                                 Definitions:

1.                                      “Elective Deferrals” shall mean any Company contributions made to the Plan at the election of the Participant, in lieu of cash compensation, and shall include contributions made pursuant to a salary reduction agreement or other deferral mechanism.  With respect to any taxable year, a Participant’s Elective Deferral is the sum of all employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified CODA as described in Code Section 401(k), any simplified employee pension cash or deferred arrangement as described in Code Section 402(h)(1)(B), any eligible deferred compensation plan under Code Section 457, any plan as described under Code Section 501(c)(18), and any employer contributions made on the behalf of a Participant for the purchase of an annuity contract under Code Section 403(b) pursuant to a salary reduction agreement.  Elective Deferrals shall not include any deferrals properly distributed as excess annual additions.

2.                                      “Excess Elective Deferrals” shall mean those Elective Deferrals that are includable in a Participant’s gross income under Code Section 402(g) to the extent such Participant’s Elective Deferrals for a taxable year exceed the dollar limitation under such Code Section 402(g).  Excess Elective Deferrals shall be treated as annual additions under the Plan, unless such amounts are distributed no later than the first April 15 following the close of the Participant’s taxable year.  The amount of Excess Elective Deferrals to be distributed with respect to a Participant for a taxable year shall be reduced by Excess Pre-tax Contributions previously distributed to such Participant for the Plan Year beginning in that taxable year.

(e)                                  Determination of income or loss:  Excess Elective Deferrals shall be adjusted for any income or loss up to the date of distribution.  The income or loss allocable to Excess Elective Deferrals is income or loss allocable to the Participant’s Pre-tax Contribution Account for the taxable year multiplied by a fraction, the numerator of which is such Participant’s Excess Elective Deferrals for the year and the denominator is the Participant’s account balance attributable to Elective Deferrals without regard to any income or loss occurring during such taxable year.

4.13                        Limitations on Pre-tax Contributions.  Effective for Plan Years beginning on or after the Effective Date, this Plan shall be a “safe harbor” plan as described in Code Sections 401(k)(12) and 401(m)(11) for all Participants except those who are covered by a collective bargaining agreement which provides for (A) no Matching Contributions and no non-elective contributions or (B) Matching Contributions and/or non-elective contributions which are not the same as for salaried and nonbargaining unit employees.  To the extent provided by applicable law, the following provisions of this Section 4.13 shall not apply for any Plan Year in which this Plan meets the requirements for such a “safe harbor” plan.

(a)                                 General Rule:  The Actual Deferral Percentage (hereinafter “ADP”) for Participants who are Highly Compensated Employees for each Plan Year and the ADP for Participants who are Non-highly Compensated Employees for the same Plan Year must satisfy one of the following tests:

(1)                                 The ADP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ADP for Participants who are Non-highly Compensated Employees for the same Plan Year multiplied by 1.25; or

(2)                                 The ADP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ADP for Participants who are Non-highly Compensated Employees for the same Plan Year multiplied by 2.0, provided that the ADP for Participants who are Highly Compensated Employees does not exceed the ADP for Participants who are Non-highly Compensated Employees by more than two (2) percentage points.

(b)                                 Special Rules:

(1)                                 The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Pre-tax Contributions allocated to his or her accounts under two or more arrangements described in Code Section 401(k), that are maintained by the Employer, shall be determined as if such Pre-tax Contributions were made under a single arrangement.

(2)                                 In the event that this Plan satisfies the requirements of Code Sections 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this Section 4.13 shall be applied by determining the ADP of employees as if all such plans were a single plan.  For Plan Years beginning after December 31, 1989, plans may be aggregated in order to satisfy Code Section 401(k) only if they have the same Plan Year.

(3)                                 For purposes of determining the ADP test, Pre-tax Contributions must be made before the last day of the 12-month period immediately following the Plan Year to which contributions relate.

(4)                                 The Employer shall maintain records sufficient to demonstrate satisfaction of the ADP test.

(5)                                 The determination and treatment of the ADP amounts of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(c)                                  Definitions:  “Actual Deferral Percentage” shall mean, for a specified group of Participants for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (1) the amount of Pre-tax Contributions actually paid over to the Trust on behalf of such Participant for the Plan Year (whether or not the Employee was a Participant for the entire Plan Year) to (2) the Participant’s Compensation for such Plan Year.  Pre-tax Contributions on behalf of any Participant shall include Pre-tax Contributions made pursuant to the Participant’s salary reduction election, including Excess Elective Deferrals of Highly Compensated Employees, pursuant to Section 4.12 hereof but excluding Excess Elective Deferrals of Non-highly Compensated Employees that arise solely from salary reductions made under the Plan or Plans of the Company.  For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make Pre-tax Contributions shall be treated as a Participant on whose behalf no Pre-tax Contributions were made.

(d)                                 Retroactive Adjustment for Highly Compensated Employees:  If at the end of any Plan Year neither of the tests set forth in paragraph (a) above is satisfied for such Plan Year, then:

(1)                                 Salary reduction elections made for such Plan Year by Highly Compensated Employees shall be valid only to the extent permitted by one of the tests set forth in paragraph (a) and Pre-tax Contributions made by the Company for such Plan Year for Highly Compensated Employees shall be reduced in the manner set forth in paragraph (2) below to the extent necessary to comply with one of the tests in paragraph (a).  All such “Excess Pre-tax Contributions” shall be adjusted for earnings, gains and losses allocable thereto and allocated and distributed in the manner provided at paragraph (g) below.  The amount of Excess Pre-tax Contributions to be distributed with respect to a Highly Compensated Employee shall be reduced by Excess Elective Deferrals previously distributed to such Highly Compensated Employee for the taxable year ending with or within the Plan Year.

(2)                                 Reductions pursuant to Paragraph (1) above shall be effected with respect to Highly Compensated Employees pursuant to the following procedure:

(A)                               The maximum amount of Pre-tax Contributions permitted for Highly Compensated Employees shall be determined by reducing the actual Pre-tax Contributions of Highly Compensated Employees in order of deferral percentages beginning with the highest of such percentages; and

(B)                               The total dollar amount of Pre-tax Contributions made for such Plan Year on behalf of all Highly Compensated Employees that exceed the new maximum percentage determined pursuant to clause (A) (the “Excess Pre-tax Contributions) shall be reduced with respect to each such Highly Compensated Employee as follows:

(i)                                     starting with the Highly Compensated Employee who deferred the highest dollar amount, such Highly Compensated Employee’s Pre-tax Contributions shall be reduced until either

(aa)                          the Excess Pre-tax Contributions have all been distributed or

(bb)                          such Highly Compensated Employee’s amount of Pre-tax Contributions is reduced to the same dollar amount of Pre-tax Contributions as the Highly Compensated Employee who deferred the next highest dollar amount of Pre-tax Contributions.

(ii)                                  If there remain Excess Pre-tax Contributions after step (i) above, step (i) is repeated at each dollar level of Pre-tax Contributions until all Excess Pre-tax Contributions have been distributed.

(iii)                               If there is more than one Highly Compensated Employee whose Pre-tax Contributions are at the same dollar amount, steps (i) and (ii) above shall be performed at the same time for all Highly Compensated Employees at the same dollar level.

(iv)                              After all Excess Pre-tax Contributions determined in (B) above have been distributed, the Plan is deemed to satisfy the tests set forth in paragraph (a) above.

(3)                                 Pre-tax Contribution elections entered into by all Non-highly Compensated Employees shall be valid and Pre-tax Contributions made by the Company for such Participants shall not be changed.

(4)                                 The calculations, reductions and allocations required by this paragraph (d) shall be made with respect to a Plan Year at any time prior to the close of the following Plan Year.

(5)                                 The Administrative Committee may in its discretion recharacterize Excess Pre-tax Contributions that would otherwise be distributed pursuant to this Section 4.13 as Catch-Up Contributions in accordance with Section 4.3 hereof and Code Section 414(v), provided that the applicable dollar amount has not already been met for the calendar year.

(e)                                  Current Adjustment for Highly Compensated Employees:  If at any time during a Plan Year the Administrative Committee, in its sole discretion, determines that both of the tests set forth in Section 4.13(a) may not be met for such Plan Year, then the Administrative Committee shall have the unilateral right during the Plan Year to require the prospective reduction, for the balance of such Year or any part thereof, of the percentage of the Compensation of Highly Compensated Employees that may be subject to Pre-tax Contribution elections.  Such reductions shall be made to the minimum extent necessary, in the discretion of the Administrative Committee, to assure that one of the tests set forth in paragraph (a) shall be met for the Plan Year and shall be based upon estimates made from information available to the Administrative Committee at any time during the Plan Year.

(f)                                   The reductions required by this Section 4.13 shall be made in accordance with such nondiscriminatory procedures as the Administrative Committee shall select.

(g)                                  Return of Excess Pre-tax Contributions

(1)                                 Notwithstanding any other provision of this Plan, excess Pre-tax Contributions as determined under paragraph (d) above, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such excess Pre-tax Contributions were allocated for the preceding Plan Year.  Such distributions shall be made to Highly Compensated Employees on the basis of the respective portions of the excess Pre-tax Contributions attributable to each of such Employees as described in subparagraph (d)(2)(B) above.

(2)                                 Excess Pre-tax Contributions shall be treated as annual additions under the Plan for purposes of Section 4.11.

(3)                                 Excess Pre-tax Contributions shall be adjusted for any income or loss up to the date of distribution.  The income or loss allocable to excess Pre-tax Contributions is the income or loss allocable to the Participant’s Pre-tax Contribution account for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s excess Pre-tax Contributions for the year and the denominator is the Participant’s account balance attributable to Pre-tax Contributions without regard to any income or loss occurring during such Plan Year.

4.14                        Limitations on Company Matching Contributions.  Effective for Plan Years beginning on or after the Effective Date, this Plan shall be a “safe harbor” plan as described in Code Sections 401(k)(12) and 401(m)(11) for all Participants except those who are covered by a collective bargaining agreement which provides for (A) no Company Matching Contributions and no non-elective contributions or (B) Company Matching Contributions and/or non-elective contributions which are not the same as for salaried and nonbargaining unit employees.  To the extent provided by applicable law, the following provisions of this Section 4.14 shall not apply to any Plan Year in which this Plan meets the requirements for such a “safe harbor” plan.

(a)                                 General Rule:  Notwithstanding any provisions of the Plan to the contrary, the Average Contribution Percentage (ACP) of Participants who are Highly Compensated Employees shall bear to the ACP for Participants who are Non-highly Compensated Employees a relationship that satisfies either of the following tests:

(1)                                 The ACP for Participants who are Highly Compensated Employees is not more than the ACP for Participants who are Non-highly Compensated Employees multiplied by 1.25; or

(2)                                 The ACP for Participants who are Highly Compensated Employees is not more than the ACP for Participants who are Non-highly Compensated Employees multiplied by two, and the excess of the ACP for the group of Participants who are Highly Compensated Employees over that of Participants who are Non-highly Compensated Employees is not more than two percentage points.

(b)                                 Special Rules:

(1)                                 For purposes of the ACP test, Company Matching Contributions will be considered made for a Plan Year if made no later than the end of the 12-month period beginning on the day after the close of the Plan Year.

(2)                                 In the event that the Plan satisfies the requirements of Code Sections 401(m), 401(a)(4), or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this Section 4.14 shall be applied by determining the ACP of employees as if all such plans were a single plan, provided that to the extent Company Matching Contributions are made pursuant to the employee stock ownership plan provisions of this Plan, this Section 4.14 shall be applied by determining the ACP of employees as if all the matching contributions made pursuant to employee stock ownership provisions of all such plans were a single plan.  For Plan Years beginning after December 31, 1989, plans may be aggregated in order to satisfy Code Section 401(m) only if they have the same Plan Year.

(3)                                 Solely for purposes of the ACP testing in this Section 4.14, the term “Participants” shall include any Eligible Employee who is directly or indirectly eligible to receive an allocation of Company Matching Contributions or to make Pre-tax Contributions and includes: (i) an Eligible Employee who would be a Participant but for the failure to enroll in the Plan; (ii) an Eligible Employee whose right to make Pre-tax Contributions or receive Company Matching Contributions has been suspended because of an election (other than certain one-time elections described in Treasury Regulation § 1.401(m)-1(f)(4)(ii)) not to participate in the Plan; and (iii) an Eligible Employee who cannot make an Pre-tax

Contributions or receive Company Matching Contributions because Code Sections 415(c)(1) or 415(e) prevents such Eligible Employee from receiving additional annual additions.

(4)                                 For purposes of determining the ACP of a Participant who is a Highly Compensated Employee, the ACP of such Participant will be determined by treating all plans subject to Code Section 401(m) under which such Participant is eligible (other than those that may not be permissively aggregated under Treasury Regulation § 1.410(b)-7(c), as modified in Treasury Regulation § 1.401(k)-1(g)(11)) as a single plan.

(c)                                  Definitions:  For purposes of this Section 4.14, the term ACP for a specified group of Participants for a given Plan Year means the average of the ratios, calculated separately for each Participant in such group, of:  (i) the Company Matching Contributions, if any, contributed by the Company on behalf of such Participant to the Plan for such Plan Year pursuant to Section 4.7 (or, if applicable, Appendix A), to (ii) the Participant’s Compensation for such Plan Year.

(d)                                 Retroactive Adjustment for Highly Compensated Employees:  If at the end of any Plan Year, neither of the tests set forth in paragraph (a) is satisfied for such Plan Year, then the Company Matching Contributions made for such Plan Year on behalf of the Highly Compensated Employees shall be reduced in the manner set forth in this paragraph (d) to the extent necessary to comply with one of the tests in paragraph (a).  Reductions pursuant to the preceding sentence shall be effected with respect to Highly Compensated Employees pursuant to the following procedure:

(1)                                 The maximum amount of Company Matching Contributions permitted for Participants who are Highly Compensated Employees shall be determined by reducing the actual Company Matching Contributions of such Highly Compensated Employees in the order of the Contribution Percentages beginning with the highest of such Percentages;

(2)                                 The total dollar amount of Company Matching Contributions made for such Plan Year on behalf of such Highly Compensated Employees that exceed the new maximum percentage determined pursuant to (1) above (the “Excess Matching Contributions”) shall be reduced with respect to each such Highly Compensated Employee as follows:

(A)                               starting with the Highly Compensated Employee whose Company Matching Contributions are the highest dollar amount, such Highly Compensated Employee’s Company Matching Contributions shall be reduced until either

(i)                                     the Excess Matching Contributions have all been distributed or

(ii)                                  such Highly Compensated Employee’s amount of Company Matching Contributions is reduced to the same dollar amount of Company Matching Contributions as the Highly Compensated Employee who has the next highest dollar amount of Company Matching Contributions.

(B)                               If there remain Excess Matching Contributions after step (A) above, step (A) is repeated at each dollar level of Company Matching Contributions until all Excess Matching Contributions have been distributed.

(C)                               If there is more than one Highly Compensated Employee whose Company Matching Contributions are at the same dollar amount, steps (A) and (B) above shall be performed at the same time for all Highly Compensated Employees at the same dollar level.

(D)                               After all Excess Matching Contributions determined in (d)(2) above have been distributed, the Plan is deemed to satisfy the tests set forth in paragraph (a) above.

(e)                                  Company Matching Contributions made on account of Participants who are not Highly Compensated Employees shall be valid and shall not be effected by this Section 4.14.  Company Matching Contributions that are reduced pursuant to the preceding provisions of this Section for a Plan Year, adjusted for earnings, gains, and losses allocable thereto pursuant to Code Section 401(m), shall be distributed to the Highly Compensated Employee to whose Account such Company Matching Contributions were originally allocated as described in subparagraph (d)(2).  The calculations and reductions required by this Section 4.14 shall be made by the Administrative Committee with respect to a Plan Year at any time prior to the close of the following Plan Year.  To the extent Company Matching Contributions required to be distributed under this Section 4.14 (as adjusted for earnings, gains and losses) were allocated as units in the SPX FLOW Stock Fund, such units shall be distributed in the manner described in Section 5A.2.

4.15                        Rollover Contributions.  With the consent of the Company, which shall be granted if it is certain that the amount to be transferred constitutes a Rollover Contribution, an Eligible Employee may transfer to the Trust Fund an amount that constitutes a Rollover Contribution.  Notwithstanding any provisions of the Plan to the contrary, the following shall apply with respect to a Rollover Contribution.

(a)                                 A Rollover Contribution Account shall be established for each individual who makes a Rollover Contribution.  To the extent applicable, a separate accounting record shall be maintained for those parts of a Participant’s Rollover Contributions consisting of after-tax employee contributions, including the portion that would not have been includible in the Participant’s gross income if the contributions were not rolled over into this Plan.

From the date the assets of the Rollover Contribution are transferred to the Trust Fund through the first Accounting Date following such transfer, that Rollover Contribution Account shall be valued at the fair market value of said assets on the date of such transfer.  For any Rollover Contribution, and at the direction of the Administrative Committee and in accordance with such rules as the Administrative Committee may establish from time to time, the Plan will only accept cash on behalf of a Participant.

(b)                                 The Eligible Employee shall be treated the same as a Participant hereunder from the time of the transfer, but he shall not actually be a Participant and shall not be eligible to receive an allocation of the Company contributions (or forfeitures) until he has satisfied the requirements of Section 3.1.

(c)                                  For purposes of this Section 4.15, “Rollover Contribution” means a contribution of an amount which may be rolled over to this Plan pursuant to Code Sections 402(a)(5), 403(a)(4), 408(d)(3), or any other provision of the Code which may permit rollovers to this Plan from time to time.  For years after December 31, 1992, the term “Rollover Contribution” means a contribution of an amount which may be rolled over to this Plan pursuant to Code Sections 402(c), 403(a)(4), 408(d)(3), or any other provision of the Code which may permit rollovers to this Plan from time to time and shall include a direct rollover as defined in Temporary Treasury Regulation Section 1.401(a)(31)-1T Q&A 3, and any compatible successor to such regulation.

For purposes of this Section 4.15, a Rollover Contribution shall also include such amounts distributed from an annuity contract described in Code Section 403(b) or from an eligible plan under Code Section 457(b), or such amounts distributed to a Surviving Spouse or to a Spouse or former Spouse who is an alternate payee under a QDRO.

(d)                                 The Company shall establish rules and procedures to determine whether amounts contributed pursuant to this Section 4.15 meets the definition of a Rollover Contribution, including without limitation, such procedures as may be appropriate to permit the Company to verify the tax qualified status of the plan of the Eligible Employee’s former employer, or individual retirement account or annuity as described in Code Section 408(d)(3) and compliance with any applicable provisions of the Code relating to such contributions and transfers.

(e)                                  In the event an amount accepted by the Plan under this Section 4.15 is later determined not to constitute a Rollover Contribution as defined in this Section 4.15, then the Company shall notify the Eligible Employee in writing of its determination and the entire amount in the Employee’s Rollover Contribution Account (including accrued income) shall be refunded to the Employee.

(f)                                   Notwithstanding any other provision in the Plan, the Plan will not accept rollovers from a Roth IRA or a designated Roth account of any other retirement plan.

4.16                        Plan May Not Receive Transfer of Assets.  The Plan shall not accept a transfer of assets from any other plan with respect to a Participant, and in no event may any action be taken with respect to the Plan which would cause the Plan to become a direct or indirect transferee of a plan to which the joint and survivor annuity and preretirement survivor annuity requirements of Code Section 401(a)(11) apply.

4.17                        Rollovers from Other Plans Sponsored by the Company.  Certain Eligible Employees (with or without Accounts under this Plan) may participate in other qualified plans sponsored by the Company.  Subject to the applicable requirements of the Code and this Plan, Eligible Employees who remain in the employee of the Company and who are eligible to receive a distribution from such other plan, may elect a direct rollover to this Plan.  Any such direct rollover shall be held in trust under the Plan subject to the provisions of Section 4.15.

4.18                        Qualified Military Service.

(a)                                 A Participant in the Plan who is reinstated following qualified military service, as defined in the Uniformed Services Employment and Reemployment Rights Act, may elect to have contributions made to the Plan from such Participant’s Compensation paid following such qualified military service that shall be attributable to the period contributions were not otherwise permitted due to military service.  Such additional contributions shall be based on the amount of compensation that Participant would have received but for military service and shall be subject to the provisions of the Plan in effect during the applicable period of military service.  Such contributions shall be made during the period beginning upon reemployment following military service and ending at the lesser of (i) five years or (ii) the Participant’s period of military service multiplied by three.  Such additional contributions shall not be taken into account in the year in which they are made for purposes of any limitation or requirement identified in Code Section 414(u)(1); provided, however, that such contributions, when added to contributions previously made, shall not exceed the applicable limits in effect during the period of military service if the Participant had continued to be employed by the Company during such period.  Further, payments on any loan or loans outstanding during the period of military service shall be extended for a period of time equal to the period of qualified military service.

(b)                                 Notwithstanding any provision of the Plan to the contrary, in the case of a Participant who dies while performing qualified military service (as defined in Code Section 414(u)), the beneficiaries of such Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had such Participant resumed and then terminated employment on account of death.

(c)                                  Notwithstanding any provision of the Plan to the contrary, any differential wage payments (as defined in Code Section 3401(h)(2)) received by a Participant shall be treated as Compensation for purposes of Code Section 415 under Section 4.11 (but not for purposes of determining contributions and benefits under the Plan).

(d)                                 Notwithstanding any provision of the Plan to the contrary, for purposes of Code Section 401(k)(2)(B)(i)(I), a Participant shall be treated as having been severed from employment during any period the Participant is performing service in the uniformed services described in Code Section 3401(h)(2)(A).  If the Participant chooses to take a distribution from the Plan by reason of the preceding sentence, the Participant shall not be able to make Pre-tax Contributions to the Plan during the 6-month period beginning on the date of the distribution.

4.19                        Forfeitures and Suspense Accounts.  Notwithstanding anything in the Plan to the contrary, any forfeitures or suspense accounts under the Plan may be used for payment of expenses as provided under Section 11 of the Plan or to reduce the amount of Company Contributions as provided under Section 4.1 of the Plan.

ARTICLE V
PARTICIPANTS’ ACCOUNTS AND INVESTMENT OPTIONS

5.1                               Participants’ Accounts.

(a)                                 The Administrative Committee shall establish and maintain a separate Account for each Participant which shall accurately reflect his interest in the Plan.  Such Account shall separately identify, as to each Investment Fund, the amount of the Participant’s After Tax Contributions, Pre-tax Contributions, Company Contributions, QNECs and Rollover Contributions, and may include separate accounts applicable to certain contributions of certain employee groups, divisions and/or or business units (e.g., for applicable Transferred Spinoff Participants employed previously by the Owatonna Group division in SPX Corporation prior to the Spinoff, OTC 2/3 Deferred Profit Sharing Contributions, OTC 1/3 Cash Profit Sharing Contributions, and One-Third Cash Option Deferral Account), and in each case, the income, gains, losses, credits, charges and other adjustments thereon.

(b)                                 ESOP Account.  Except as provided in Appendix A, Company Matching Contributions made by the Company are invested in the SPX FLOW Stock Fund at time of contribution.  Subject to the limitations herein, Company Matching Contributions invested in the SPX FLOW Stock Fund may be transferred to other Investment Funds at the direction of the Participant (or beneficiary) at any time.  The Administrative Committee shall maintain the Participant’s ESOP Account to which the Administrative Committee shall allocate units in the SPX FLOW Stock Fund resulting from Company Matching Contributions (except as provided in Appendix A), which ESOP Account shall be subject to the provisions on diversification set forth in Section 5.2 below and subject to the provisions of Article 5A below.

(c)                                  SPX Common Stock Fund.  Notwithstanding Section 5.2(a), and subject to the following, the Plan shall maintain as an Investment Fund the SPX Common Stock Fund.  In connection with the transfer of the accounts from the Prior Plan to this Plan attributable to Transferred Spinoff Participants, such transfer may result in assets invested in the SPX Common Stock Fund under the Plan.  Outside of such transfer, no new investment, whether in the form of Company or Participant contributions or transfers of existing account balances under the Plan, are to be permitted in the SPX Common Stock Fund.

In connection with the Spinoff, the shares of SPX Corporation common stock held under the SPX Common Stock Fund will receive a dividend in the form of Common Stock, and such Common Stock shall be held under the SPX FLOW Stock Fund.  Consequently, as the shares of SPX Corporation common stock represented by the units of the SPX Common Stock Fund held in the Participants’ Accounts will receive a dividend in the form of Common Stock due to the

Spinoff, such Common Stock dividend will be credited to each Participant’s account in the form of units in the SPX FLOW Stock Fund.

All cash dividends paid on the SPX Corporation common stock held in the SPX Common Stock Fund for the benefit of Participants (or beneficiaries) are re-invested by the Trustee in the same manner and percentages as the Participant’s other Participant-directed investments.

Subject to the other applicable provisions of the Plan, Participants (or beneficiaries) may retain their investment in the SPX Common Stock Fund.  Alternatively, such Participants (or beneficiaries) may transfer their SPX Common Stock Fund balances to any other Investment Fund permitted under the Plan.

(d)                                 Each Participant shall be advised at least once each quarter (or at such other times as required by applicable law or at such other times as the Administrative Committee may decide) of the value of his Account together with such additional information as determined by the Administrative Committee (or to the extent permitted by the Code or ERISA, notified of the availability of such statement).  Such statement or notice shall be provided in a manner determined by the Administrative Committee.  Any such statement of the status of the Participant’s Account shall be final and binding on the Participant and the Participant’s beneficiaries 30 days after the date of provision of such statement to the Participant (or, if applicable, 30 days after the date of provision of the notice of the availability of such statement), unless the Administrative Committee receives written notice of objection to such statement as provided in Section 11.11(g).

5.2                               Investment Funds.

(a)                                 Participant Direction of Account.  The Administrative Committee is authorized and directed to maintain a program, to be administered in a uniform and non-discriminatory manner, whereby a Participant or, in the event of a Participant’s death, a beneficiary may direct the investment of the Participant’s Account.  By virtue of such Participant directed investments, the Plan is intended to constitute a plan described in ERISA Section 404(c).  As such, to the extent permitted by law, the Trustee, the Investment Committee, the Administrative Committee, the Company, or any of its directors, officers, employees or agents shall be relieved of liability for any losses which are the direct and necessary result of investment instructions given or deemed given by a Participant (or beneficiary).  A Participant (or beneficiary) shall not be deemed to be a plan fiduciary, however, by reason of the exercise of control over the investment of his Account except as otherwise provided in the Plan.

Participant (or beneficiary) investment direction over Accounts shall be subject to such rules and regulations as to the timing and frequency of investment changes, transfers between Investment Funds, limitations, allocations of expenses and other aspects of Plan administration as the Administrative Committee (or, as applicable, the Plan’s recordkeeper or the manager of an Investment Fund) may from time to time establish.

The Investment Committee may change the types of Investment Funds offered, may add, freeze or delete any particular Investment Fund (including a self-directed brokerage window investment option), and may map investments between Investment Funds (or from investment funds of merged plans into Investment Funds).  The decision to invest in any particular Investment Fund (including a self-directed brokerage window investment option) offered under the Plan, however, is the sole responsibility of each Participant (or beneficiary, as the case may be).  To the extent a self-directed brokerage window investment option is available, each Participant (or beneficiary as the case may be) shall be the “named fiduciary” (as described in ERISA Section 402(a)(2)) with respect to such self-directed brokerage window investment option.  The Trustee, the Investment Committee, Administrative Committee, the Company, or any of its directors, officers, employees or agents are not empowered to advise a Participant (or beneficiary) as to the manner in which his Account shall be invested.  The fact that a security is available to Participants (or beneficiaries) for investment under the Plan shall not be construed as a recommendation for the purchase of that security, nor shall the designation of any option impose any liability on the Company, its directors, officers, employees or agents, the Trustee, or the Committees.

(b)                                 Investments in Company Stock.  Notwithstanding Section 5.2(a), above, the Plan shall maintain as an Investment Fund the SPX FLOW Stock Fund on and after the Common Stock dividend distribution that occurs in connection with the Spinoff.

Participants (or beneficiaries) may invest some portion or all of their After Tax Contributions, Pre-tax Contributions, Company Contributions, QNECs and Rollover Contributions in such SPX FLOW Stock Fund.  Subject to the limitations herein (including Section 5.1(c)), contributions invested in the SPX FLOW Stock Fund may be transferred to other Investment Funds at the direction of the Participant (or beneficiary) at any time.

(c)                                  Participant Instructions for Contributions and Transfers.  Subject to the limitations herein (including Section 5.1(c)), each Participant shall specify the manner in which his Account is to be invested from among the Investment Funds.  Investment Fund elections must be made in whole percentages, shall be made at such time and in such manner as the Administrative Committee shall determine, and shall be subject to any rules, restrictions and limitations established by the Administrative Committee.  If a Participant fails to make an election under this Section 5.2, with regard to his or her Pre-tax Contributions (and, where and if applicable, After Tax Contributions, Rollover Contributions, QNECs and Company Contributions), such Participant shall be deemed to have elected to have such contributions invested in the Plan’s target date Investment Fund option closest to the Participant’s assumed retirement age of 65, or such other Investment

Fund as shall be designated and communicated to Participants from time to time by the Investment Committee.

A Participant may change any such direction as to future Pre-tax Contributions (and, where and if applicable, After Tax Contributions, Rollover Contributions, QNECs and Company Contributions) at such time and in such manner as the Administrative Committee shall determine.

Further, subject to the limitations herein (including Section 5.1(c)), a Participant may elect to transfer all or a portion of his Account from any one Investment Fund (including the SPX FLOW Stock Fund) to one or more of the other Investment Funds as of any Accounting Date.  Each such election may be made in either whole percentages or on a dollar specific basis.  Transfers may be made at such time and in such manner as the Administrative Committee (or, as applicable, the Plan’s recordkeeper or the manager of an Investment Fund or the Investment Committee) shall determine, and shall be subject to any rules, restrictions and limitations established by the Administrative Committee (or, as applicable, the Plan’s recordkeeper or the manager of an Investment Fund or the Investment Committee), including, but not limited to, restrictions on and resulting penalties for excessive trading.

The Administrative Committee shall establish rules to permit investment fund elections consistent with Code Section 401(a)(28) for ESOP diversification purposes under the Plan.  The provisions of the Plan are intended to satisfy Code Section 401(a)(28) and the Pension Protection Act of 2006 by permitting immediate diversification for all units in the SPX FLOW Stock Fund acquired by the Account of a Participant.

5.3                               Valuation of Accounts.

(a)                                 Except as otherwise provided in Sections 5.3(b) or 5.3(c) below, the assets of the Trust other than Common Stock shall be valued at current fair market value as of each Accounting Date, and the earnings and losses of the Trust since the immediately preceding Accounting Date shall be allocated to the separate Accounts of all Participants and former Participants under the Plan in the ratio that the fair market value of each such Account as of the immediately preceding Accounting Date, reduced by any distributions or withdrawals therefrom since such preceding Accounting Date, and any expenses paid by the Plan, and increased by any contributions thereto, bears to the total fair market value of all separate Accounts as of the immediately preceding Accounting Date, reduced by any distributions or withdrawals therefrom since such Accounting Date and increased by any contributions thereto.

(b)                                 Except as provided in (d) below, and subject to Section 5.1(c), the dividends, capital gains distributions and other earnings received on any share or unit of a regulated investment company or collective investment fund, or on any other Trust investment, less any expenses specifically related thereto, that are specifically credited to a Participant’s or former Participant’s separate Account under the Plan in accordance with the Participant’s investment directions under Section 5.2 shall be allocated to such separate Account and be immediately reinvested, to the extent practicable, in additional shares or units of such regulated investment company or collective investment fund, or in such other Trust investment.

(c)                                  Any Trust earnings or losses attributable to the investment of a Participant’s separate Account under the Plan in a loan to the Participant under Section 19 shall be allocated to the Participant’s separate Account in accordance with the procedures of Section 19.

(d)                                 Common Stock held in the Trust shall be valued at current fair market value as of each Accounting Date.  Dividends and earnings thereon are allocated as provided at Section 5A.1; accordingly, as of each Accounting Date, such dividends and earnings will have been used to purchase Common Stock which will be valued pursuant to this Section 5.3(d), or will have been used to provide the cash required for distributions in accordance with Section 5A.1.  The units of the SPX FLOW Stock Fund will be valued as described in Section 5.4(b) below.  Valuations of employer securities which are not readily tradable on an established market shall be made by an independent appraiser, who meets the requirements similar to the requirements of the Treasury Regulations prescribed under Code Section 170(a)(1).

5.4                               SPX FLOW Stock Fund Units.

(a)                                 Common Stock Equivalency.  In the event the Plan requires the Trustee or the Administrator to determine the number of whole and fractional shares in the Participant’s Accounts (for example, in the event of a distribution or a vote of shares pursuant to Sections 5A.3 through 5A.8), the Trustee shall allocate, for those accounting purposes only, the number of whole and fractional shares of Common Stock represented by the units of the SPX FLOW Stock Fund held in the Participant’s Accounts.

(b)                                 Valuation.  The Trustee shall value units in the SPX FLOW Stock Fund on a daily basis in accordance with such uniform rules as the Trustee shall deem necessary and advisable; provided that the value of such units shall increase in the event (1) a dividend is paid on the Common Stock held in the SPX FLOW Stock Fund, (2) interest is paid on cash held in the SPX FLOW Stock Fund, or (3) the market value of the Common Stock held in the SPX FLOW Stock Fund increases; and provided further that the value of such units shall decrease in the event the market value of Common Stock held in the SPX FLOW Stock Fund decreases.  A stock split shall have no effect on the value of units but shall increase the number of shares represented by each unit in proportion to the stock split (for example, a two-for-one stock split will double the number of shares represented by each unit).

(c)                                  Issuance of Units.  At such time as the Trustee receives (i) Company Matching Contributions as described in Section 4.9, (ii) Pre-tax Contributions, Rollover Contributions, QNECs and Company Contributions which the Participant has directed be invested in the SPX FLOW Stock Fund, or (iii) proceeds from the sale of other Investment Funds held in a Participant’s Accounts which the Participant has directed be reinvested in the SPX FLOW Stock Fund, the Trustee shall issue a number of new units in the SPX FLOW Stock Fund determined by dividing the dollar amount of such Company Contributions, Pre-tax Contributions, QNECs, Rollover Contributions, and proceeds on such date by the dollar value of one unit in the SPX FLOW Stock Fund immediately prior to receipt of such contributions.

(d)                                 Distributions.  In the event of any distribution under Section 6 (except a Non-Hardship Distribution), or in the event a Participant elects to transfer all or a portion of his ESOP Account to any other Investment Fund, the Trustee shall sell the shares of Common Stock held in the SPX FLOW Stock Fund which are represented by the units of the SPX FLOW Stock Fund held in the Participant’s Common Stock or other Account and distribute the proceeds, plus the Participant’s share of the cash held by the SPX FLOW Stock Fund, in cash, provided that in the event the Participant requests a distribution in Common Stock as provided in Section 5A.2, the Trustee shall not sell such shares of Common Stock but shall distribute them to the Participant.

ARTICLE 5A
SPECIAL PROVISIONS RELATING TO COMMON STOCK

5A.1                      Dividends on Common Stock.

(a)                                 Notwithstanding anything contained herein to the contrary, cash dividends received by the Trust which are allocated to a Participant’s ESOP Account shall, at the election of the Participant (including a former Participant, or, if applicable, a beneficiary) be (i) payable to him in cash or (ii) payable to the Plan (in cash or Common Stock, as elected by the Company) and automatically be reinvested in the SPX FLOW Stock Fund.  The Participant must have a reasonable period of time prior to the date the dividend is distributed to him to make such election, and shall have a reasonable opportunity to change their election at least annually.  In the event an election is not made by a Participant, dividends attributable to the Participant’s ESOP Account shall be payable to the Plan (in cash or Common Stock, as elected by the Company) and automatically be reinvested in the SPX FLOW Stock Fund.  The election described herein shall be made in accordance with uniform and non-discriminatory procedures adopted by the Administrative Committee (including election timing deadlines with respect to dividends, and including any special election procedures for Participants of any qualified defined contribution pension plans merged into the Plan).

Notwithstanding the foregoing, with respect to Prior Plan Participants, the dividend election in effect under the Prior Plan immediately prior to the Effective Date shall be effective under this Plan on and after the Effective Date but shall be deemed to apply only with respect to the SPX FLOW Stock Fund (with such election still subject to other provisions of this Plan) (and, for avoidance of doubt, shall not be effective with respect to the SPX Common Stock Fund under the Plan).

The foregoing only applies to regularly scheduled quarterly (or annual) cash dividends actually paid to the Plan.  Any other dividends, including special dividends, or dividends paid in the form of shares of the Company or other property, are not eligible for the foregoing dividend distribution election and will be reinvested in the SPX FLOW Stock Fund or as otherwise provided under the Plan.

(b)                                 If an election is properly received which requests such dividends in cash, such payment of cash dividends shall be made as soon as administratively practicable following the date such dividend is received by the Trust (but in no event later than 90 days after the close of the Plan Year in which the dividend is received by the Trust).  Such payment shall not be treated as a distribution under the Plan.

(c)                                  Participants shall be fully vested in dividends with respect to which an election under this Section 5A.1 is offered.  Further, such dividends shall not constitute an employer contribution, employee contribution or forfeiture under Code Section

415(c)(2) nor are they annual additions for purposes of Code Section 415(c).  In addition, such dividends are not elective deferrals for purposes of Code Section 402(g), elective contributions for purposes of Code Section 401(k), or employee contributions for purposes of Code Section 401(m).

5A.2                      Form of Distribution; Put Option.

(a)                                 Subject to Section 5A.2(b) below, distributions of a Participant’s units in the SPX FLOW Stock Fund held in all the Participant’s vested Accounts shall be made in cash.  The Common Stock represented by units in the SPX FLOW Stock Fund allocated to his vested Accounts shall be sold by the Trustee on the New York Stock Exchange and the Participant shall receive, as the distribution, the proceeds of such sale in cash.

(b)                                 At the election of the Participant, distributions of a Participant’s units in the SPX FLOW Stock Fund allocated to his vested Accounts shall be made in full shares of Common Stock with cash representing any fractional shares.  In the event shares of Common Stock are distributed after the record date for payment of a dividend on such shares of Common Stock, as soon as practicable after receipt of the dividend, it shall be distributed in the same manner that the shares of Common Stock with respect to which the dividend is paid were distributed.

(c)                                  In the event that a Participant or Participant’s beneficiary receives Common Stock from his ESOP Account which is not readily tradable on an established market, he shall have the option to sell it to the Company at any time during two “put option periods,” by written notice to the Company.  The first put option period is the 60-day period beginning on the date the Common Stock is transferred to the Participant or Participant’s beneficiary.  The second put option period is the later of the 60-day period beginning six months after the end of the first put option period or the first 60 days of the Plan Year following the Plan Year in which the first option period ended.  The purchase price for Common Stock sold under this option is its current fair market value (based on a written valuation by an independent appraiser retained by the Trustee).  The Trustee may assume the rights and obligations of the Company under the put option.  Payment for Common Stock sold under a put option may be made in a lump sum or in substantially equal annual installments over a maximum period of 5 years, with interest at a reasonable rate determined by the Company on any unpaid balance.

(d)                                 Except as otherwise permitted in Code Sections 409(h) and 409(l), no Common Stock which is acquired with the proceeds of an ESOP Loan may be subject to a put (other than a put described in paragraph (c)), call or other option or to buy-sell or similar arrangement when it is held by or distributed from the Plan (even if the Plan is not then an “employee stock ownership plan”).

5A.3                      Voting of Shares.

(a)                                 Each Participant, as a named fiduciary, within the meaning of ERISA Section 403(a)(1), may direct the Trustee as to the manner in which the Common Stock represented by units in the SPX FLOW Stock Fund allocated to his Accounts is to be voted.  Before each annual or special meeting of shareholders of the Company there shall be sent to each Participant a copy of the proxy solicitation material for such meeting, together with a form requesting instructions to the Trustee on how to vote the Common Stock represented by units in the SPX FLOW Stock Fund allocated to such Participant’s Accounts.  Instructions shall be mailed directly to the Trustee or its agent to preserve confidentiality.  Upon receipt of such instructions, the Trustee shall vote such shares as instructed.  In lieu of voting Participants’ fractional shares as instructed by Participants, the Trustee may vote the combined fractional shares of Common Stock to the extent possible to reflect the directions of Participants with allocated fractional shares.

The Trustee shall vote shares of Common Stock represented by units in the SPX FLOW Stock Fund in Participants’ Accounts, but for which the Trustee received no valid voting instructions in the same manner and in the same proportion as the shares of Common Stock represented by units in the SPX FLOW Stock Fund in the Participants’ Accounts with respect to which the Trustee received timely voting instructions are voted.

Instructions from Participants shall be confidential and shall not be divulged by the Trustee or its agent to anyone, including the Company or any director, officer, employee or agent of the Company, it being the intent of this provision of Section 5A.3 to ensure that the Company (and its directors, officers, employees and agents) cannot determine the instruction given by any Participant.  Such instructions shall be in such form and shall be filed in such manner and at such time as the Trustee or its agent may prescribe.

(b)                                 In the event a court of competent jurisdiction shall issue an opinion or order to the Plan, the Company or the Trustee, which shall, in the opinion of counsel to the Company or the Trustee, invalidate under ERISA, in all circumstances or in any particular circumstances, any provision or provisions of this Section 5A.3 regarding the manner in which Common Stock held in the Trust shall be voted or cause any such provision or provisions to conflict with ERISA, then, upon notice thereof to the Company or the Trustee, as the case may be, such invalid or conflicting provisions of this Section 5A.3 shall be given no further force or effect.  In such circumstances the Trustee shall nevertheless have no discretion to vote Common Stock held in the Trust unless required under such order or opinion but shall follow instructions received from Participants, to the extent such instructions have not been invalidated.  To the extent required to exercise any residual fiduciary responsibility with respect to voting, the Trustee shall take into account in exercising its fiduciary judgment, unless it is clearly imprudent to do so, directions timely received from Participants, as such directions are most indicative of what is in the best interests of Participants.  Further, the Trustee, in addition to taking into consideration any relevant financial factors bearing on any such decision, shall take into consideration any relevant non-financial factors, including, but not limited to, the continuing job security of Participants as employees of the Company or any of its subsidiaries, conditions of employment, employment opportunities in the Participants’ place of residence, and other similar matters, and the prospect of the Participants and prospective Participants for future benefits under the Plan (including any subsequent release and allocation of Common Stock held in the Plan).

5A.4                      Tender Offer; Applicability.

(a)                                 The provisions of Sections 5A.4 through 5A.8 shall apply in the event any person, either alone or in conjunction with others, makes a tender offer, or exchange offer, or otherwise offers to purchase or solicits an offer to sell to such person one percent or more of the outstanding shares of Common Stock (herein jointly and severally referred to as a “Tender Offer”).

5A.5                      Instructions to Trustee.

(a)                                 The Trustee or its agent may not take any action in response to a Tender Offer except as otherwise provided in Sections 5A.4 through 5A.8.  Each Participant, as a named fiduciary, within the meaning of ERISA Section 403(a)(1), may direct the Trustee to sell, offer to sell, exchange or otherwise dispose of the Common Stock represented by units in the SPX FLOW Stock Fund allocated to such Participant’s Accounts in accordance with the provisions, conditions and terms of such Tender Offer and the provisions of Sections 5A.4 through 5A.8; provided, however, that such directions from Participants shall be confidential and shall not be divulged by the Trustee or its agent to anyone, including the Company or any director, officer, employee or agent of the Company, it being the intent of this provision of Section 5A.5 to ensure that the Company (and its directors, officers, employees and agents) cannot determine the direction given by any Participant.  Such instructions shall be in such form and shall be filed in such manner and at such time as the Trustee or its agent may prescribe.

5A.6                      Trustee Action on Participant Instructions.

(a)                                 The Trustee shall sell, offer to sell, exchange or otherwise dispose of the Common Stock represented by units in the SPX FLOW Stock Fund allocated to the Participant’s Accounts with respect to which it has received directions to do so under 5A.5 for Participants.  The proceeds of a disposition directed by a Participant from his Accounts under Section 5A.5 shall be allocated to such Participant’s Account and be governed by the provisions of Section 5A.8.  Such proceeds, even if allocated to a Participant’s Accounts under the Plan may, in the discretion of the Trustee, constitute one or more separate investment funds under the Plan governed, nevertheless, by the provisions of Section 5A.8.

5A.7                      Action With Respect to Participants Not Instructing the Trustee or Not Issuing Timely Instructions.

(a)                                 To the extent to which Participants do not instruct the Trustee or do not issue timely directions to the Trustee to sell, offer to sell, exchange or otherwise dispose of the Common Stock represented by units in the SPX FLOW Stock Fund allocated to their Accounts, such Participants shall be deemed to have directed the Trustee that such shares remain invested in Common Stock subject to all provisions of the Plan including Section 5A.8.

5A.8                      Investment of Plan Assets after Tender Offer.

(a)                                 The proceeds attributable to allocated Common Stock shall also be invested in short-term, fixed income investments until the Participants to whose Accounts such investments are allocated shall make investment elections with respect to such Accounts in accordance with Section 5.2.

5A.9                      Purchase of Common Stock.

(a)                                 As directed by the Investment Committee, the Trustee may purchase Common Stock from the Company or any other source (including on the open market) and such Common Stock may be treasury stock, authorized but unissued stock, or stock previously issued and repurchased by the Company; provided, however, that in no event shall a commission be charged with respect to a purchase of Common Stock from the Company.  Additions to and subtractions from the SPX FLOW Stock Fund may be netted for any given period.  If the Common Stock is traded on a national securities exchange, the value of such shares shall be the mean of the high and low trading prices on the New York Stock Exchange composite tape on the date of the contribution or purchase.  In the event that Common Stock contributed by or purchased under this Section 5A.9 is not traded on a national securities exchange, it shall be valued in good faith by an independent appraiser selected by the Trustee as of the date of the contribution or purchase.  The assets of the Plan attributable to employer securities acquired by the Plan in a sale to which Code Section 1042 applies cannot accrue for the benefit of persons specified in Code Section 409(n) during the non-allocation period.

5A.10               Additional Restrictions.

(a)                                 Restrictions may be imposed on the Accounts of certain Participants with SPX FLOW Stock Fund investments to comply with any securities laws or Company policies.

ARTICLE VI
DISTRIBUTIONS TO PARTICIPANTS

6.1                               Distribution Following Normal Retirement Date.  In the event of a Participant’s termination of employment with the Company following his Normal Retirement Date, there shall be paid to the Participant, in such manner as elected by the Participant, the amount credited to his vested Account on the relevant Distribution Date following his Normal Retirement Date.  The amount distributable shall be paid to the Participant as provided in Section 6.5, provided that the Participant may elect to defer receipt of his benefit until as late as his Required Distribution Date as specified at Section 6.5(h).

6.2                               Distribution Upon Termination of Employment.  In the event of a Participant’s termination of employment with the Company, there shall be paid to the Participant, in such manner as elected by the Participant, the amount credited to his vested Account on the relevant Distribution Date following his termination of employment.  The amount distributable shall be paid to the Participant as provided in Section 6.5, provided that the Participant may elect to defer receipt of his benefit until as late as his Required Distribution Date as specified at Section 6.5(h).

6.3                               Distribution Upon Death.  Upon the death of a Participant while there remains any balance in his vested Account in the Plan, there shall become payable to the beneficiary or beneficiaries designated by the Participant pursuant to Section 7, the amount credited to the vested Account of such Participant on the Distribution Date following the Participant’s date of death.  If there is no beneficiary designated or surviving at the time of the death of such Participant, payment shall be made within a reasonable time to the first surviving class, and in equal shares if there are more than one in each class, of the following classes of successive beneficiaries:

1.              Participant’s widow or widower

2.              Surviving children

3.              Surviving parents

4.              Surviving brothers or sisters

5.              Executor or administrator

In any event, such amount shall be paid in a manner as provided in the Plan.  If the Participant’s beneficiary is his Surviving Spouse, and the balance of the Participant’s vested Account exceeds $1,000 as of the Distribution Date coincident with or next following the Participant’s date of death, the Surviving Spouse may elect to defer receipt of the benefit until as late as the date the Participant would have attained age 70½.

6.4                               Distribution to Participants Who Remain in the Employ of the Company.

(a)                                 Non-Hardship Distribution.  A Participant may request not more than twice per Plan Year (or at such other periodic limitation as set out in Appendix A) a distribution of:

(i)                                     all or any portion of his After Tax Contribution Account under the Plan (including income earned through December 31, 1988 only) while remaining in the employ of the Company; and

(ii)                                  all or any portion of his Pre-tax Contribution Account (and, if so provided under Appendix A, his Company Contribution Account) on or after he attains age 59½.

Such distribution may not be less than $500 (unless the entire amount available for such distribution is less than $500) and may be made as of any Distribution Date.

(b)                                 Hardship Distributions.  For purposes of this Section 6.4(b), a distribution is on account of Hardship only if the distribution both is (i) made to a Participant who is employed by the Company as of the date the distribution is made, (ii) made on account of an immediate and heavy financial need of the Participant and (iii) is necessary to satisfy such financial need.  The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.  A hardship distribution may consist only of the Participant’s Pre-tax Contributions and the pre-1989 earnings thereon.  Post-1988 earnings may not be distributed as part of a hardship distribution.  Hardship distributions may be made as of any Distribution Date.

(1)                                 Deemed Immediate and Heavy Financial Need.  A distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant if the distribution is on account of:

(A)                               Medical expenses described in Code Section 213(d) incurred by the Participant, the Participant’s Spouse, or any dependents of the Participant (as defined in accordance with the applicable provisions of Code Section 152) or expenses necessary for such persons to obtain such medical care;

(B)                               Purchase (excluding mortgage payments) of a principal residence for the Participant;

(C)                               Payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his or her Spouse, children, or dependents (as defined in accordance with the applicable provisions of Code Section 152);

(D)                               The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(E)                                Burial or funeral expenses for the Participant’s deceased parent, Spouse, children, or dependents (as defined in accordance with the applicable provisions of Code Section 152); or

(F)                                 Repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165.

(2)                                 Distribution Deemed Necessary to Satisfy Financial Need.  A distribution will be deemed to be necessary to satisfy an immediate and heavy financial need of a Participant if all of the following requirements are satisfied:

(A)                               the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant;

(B)                               the Participant has obtained all distributions (including but not limited to dividends that the Participant has the right to elect to receive), other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Company; and

(C)                               the Plan, and all other plans maintained by the Company, provide that the Participant’s elective contributions and employee contributions will be suspended for six months after receipt of the hardship distribution.

(c)                                  Receiving Benefits From Long Term Disability Plan.  A Participant who is eligible for and receiving benefits under the Company’s Long Term Disability Plan may request a distribution of his vested Account under the Plan upon notice to the Company received prior to any Distribution Date.  The amount distributable shall be paid to the Participant as provided in Section 6.5(a).

(d)                                 Age 59-1/2 Distributions.  Notwithstanding any provision in the Plan to the contrary, including but not limited to Section 6.4(a), but subject to such administrative rules as the Administrative Committee shall determine from time to time, a Participant who has attained the age of 59-1/2 may request a distribution of:

(i)                                     all or any portion of his or her Pre-tax Contribution Account (or QNEC Account);

(ii)                                  all or portion of his or her After Tax Contribution Account;

(iii)                               all or portion of his or her Rollover Contribution Account; and

(iv)                              to the extent permitted under the applicable provisions of Appendix A, all or portion of his or her Company Contribution Account.

6.5                               Timing and Methods of Payment.

(a)                                 Whenever the Administrative Committee shall direct the Trustee to make payment to a Participant (or his beneficiary) upon termination of the Participant’s employment (whether by reason of retirement, death, Total and Permanent Disability, or for other reasons), the Administrative Committee shall direct the Trustee to pay the amount credited to the Participant’s vested Account as of the relevant Distribution Date, in cash in either of the following ways as the Participant (or his beneficiary) shall determine:

(1)                                 In a lump sum, or

(2)                                 In deferred monthly or annual installments payable in substantially equal amounts, commencing within a reasonable time after termination of the Participant’s employment and continuing over a period that complies with Section 6.5(f).

All installment payments under the Plan will be suspended upon a Participant’s reemployment with the Company and subsequent active participation in the Plan.

Notwithstanding the foregoing, and subject to other applicable provisions of the Plan, the form of payment options available to Participants of a collective bargaining unit which participates in the Plan shall be subject to any applicable provisions set forth in Appendix A.

(b)                                 The Administrative Committee must provide the Participant with a “general notice of distribution” no less than thirty (30) and no more than one hundred eighty (180) days before the Participant’s annuity starting date.  (The annuity starting date is the first day of the first period for which an amount is paid in any form).  Such notice must be in writing and must set forth the following information:  (i) an explanation of the eligibility requirements for, the material features of, and the relative values of the alternate forms of benefits available under Section 6.5(a) above and (ii) the Participant’s right to defer receipt of a Plan distribution (and consequences of failing to defer receipt of a distribution) under Section 6.8 or Section 6.5(e) below.  Upon receipt of the general notice of distribution, a Participant may consent to receive a distribution of his vested Account as soon as practicable after his termination of service.  Notwithstanding the foregoing, a Participant may waive the 30-day waiting period by affirmatively electing a distribution with an annuity starting date which is less than 30 days from the date the general notice of distribution was provided so long as distribution commences more than seven days after the general notice of distribution was provided and it has been clearly indicated to the Participant that he has a right to the full period for making his decision.

(c)                                  In the event that the Participant has terminated service and the Participant neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant’s vested Account shall be distributed in the form he elects according to Section 6.5(a) above, as soon as practicable thereafter, but in no event before the date the Participant attains Normal Retirement Date, if such vested Account exceeds $1,000 (or, if the Participant’s vested Account balance exceeded $1,000 prior to such distribution, is less than or equal to $1,000 for distributions made after the initial Distribution Date).

(d)                                 Notwithstanding the foregoing provisions of this Section 6.5, if the balance of a Participant’s vested Account as of the relevant Distribution Date, or as of the date the distribution is processed, if the Participant fails to apply for payment of his Account, does not exceed $1,000, payment shall automatically be made in the form of a lump sum.

(e)                                  Notwithstanding the foregoing provisions of this Section 6.5, unless a Participant (and, if required, a Participant’s Spouse) elects otherwise, the distribution of the Participant’s vested Account balance in the SPX FLOW Stock Fund will commence not later than 1 year after the Plan Year (i) in which the Participant separates from service by reason of the attainment of normal retirement age under the Plan, disability or death or (ii) which is the 5th Plan Year following the Plan Year in which the Participant otherwise separates from service except that this clause shall not apply if the Participant is reemployed by the Company before distribution is required to begin under this clause.

Unless the Participant elects otherwise, the distribution of the Participant’s vested Account balance in the SPX FLOW Stock Fund will be in substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of (i) 5 years or (ii) the period provided under Code Section 409(o) for those Participants with Account balances greater than the amount provided therein (as adjusted by the Secretary of the Treasury).

(f)                                   Notwithstanding anything to the contrary contained elsewhere in the Plan, a Participant’s benefits under the Plan will be distributed to him not later than the Required Distribution Date (as defined at (h) below), or be distributed commencing not later than the Required Distribution Date in accordance with the Treasury Regulations over a period not extending beyond the life expectancy of the Participant or the life expectancy of the Participant and his beneficiary.

If a Participant continues to be employed by the Company on or after January 1, 1997 and distribution to such Participant has commenced, or is scheduled to commence because the Participant attained age 70½ prior to January 1, 1997, then such distributions shall continue to be paid to such Participant.

(g)                                  Notwithstanding anything to the contrary contained elsewhere in the Plan, distribution to a Participant’s beneficiary shall comply with the following requirements:

(1)                                 If the Participant dies after distribution has commenced pursuant to Section 6.5(f) but before his entire interest in the Plan has been distributed to him, then the remaining portion of that interest will be distributed at least as rapidly as under the method of distribution being used under Section 6.5(f) at the date of his death.

(2)                                 If the Participant dies before distribution has commenced pursuant to Section 6.5(f), then, except as provided in Sections 6.5(g)(3) and 6.5(g)(4), his entire interest in the Plan will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(3)                                 Notwithstanding the provisions of Section 6.5(g)(2), if the Participant dies before distribution has commenced pursuant to Section 6.5(f) and if any portion of his interest in the Plan is payable (A) to or for the benefit of a beneficiary, (B) in accordance with the Treasury Regulations over a period not extending beyond the life expectancy of the beneficiary, and (C) beginning not later than December 31 of the calendar year immediately following the calendar year in which the Participant died, then the portion referred to in this Section 6.5(g)(3) shall be treated as distributed on the date on which such distribution begins.

(4)                                 Notwithstanding the provisions of Sections 6.5(g)(2) and 6.5(g)(3), if the beneficiary referred to in Section 6.5(g)(3) is the Surviving Spouse of the Participant, then:

(A)                               the date on which the distributions are required to begin under Section 6.5(g)(3)(C) of this Section 6.5 shall not be earlier than the date on which the Participant would have attained age 70½, and

(B)                               if the Surviving Spouse dies before the distributions to that Spouse begin, then this Section 6.5(g)(4) shall be applied as if the Surviving Spouse were the Participant.

(5)                                 Subject to other applicable terms of the Plan, if the Participant dies after distribution has commenced to such Participant in the form of installment payments, such installment payments shall continue to be made to the beneficiary provided that the beneficiary may elect to receive the balance of a Participant’s vested Account in a lump sum payment as of the relevant Distribution Date.

(h)                                 For purposes of Sections 6.5(f) and 6.5(g), the Required Distribution Date shall be the April 1 of the calendar year following the later of (1) the calendar year in which the Participant attains age 70½, or (2) the calendar year in which he leaves the employ of the Company; provided, however, that if the Participant is a 5% owner at any time during the Plan Year ending with or within the calendar year in which the Participant attains age 70½ or any subsequent Plan Year or if he attained age 70½ on or after January 1, 1988 and prior to January 1, 1997, the Required Distribution Date shall be the April 1 of the calendar year following the calendar year in which the Participant attained age 70½.

(i)                                     For purposes of Sections 6.5(f) and 6.5(g), the life expectancy of a Participant and his Surviving Spouse may be redetermined, but not more frequently than annually.

(j)                                    A Participant may not elect a form of distribution pursuant to Section 6.5(f) providing payments to a beneficiary who is other than his Surviving Spouse unless the actuarial value of the payments expected to be paid to the Participant is more than 50% of the actuarial value of the total payments expected to be paid under such form of distribution.

(k)                                 In general, the failure of a Participant or beneficiary to consent to a distribution while a benefit is immediately distributable shall be deemed to be an election to defer commencement of payment of any benefit.

(l)                                     All distributions will be determined and made in accordance with Code Section 401(a)(9).  Distributions will be determined in accordance with the final and temporary Code Section 401(a)(9) Regulations issued on April 17, 2002 (and any applicable subsequent Regulations), notwithstanding any provision of the Plan to the contrary.  The requirement of this Section 6.5(l) shall take precedence over any inconsistent provisions of the Plan.  Notwithstanding the other provisions of this Section 6.5(l), distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate to TEFRA Section 242(b)(2).

6.6                               Adjusting on Deferred Payments.  In the event that a Participant’s distributive share is deferred for future distribution as provided at Sections 6.1, 6.2, 6.3, 6.5(a)(2) or other applicable provisions of the Plan, the deferred portion of a Participant’s distributive share as of the end of each Plan Year shall be entitled to, and shall continue to, share in the income, gains, losses, credits, charges and other adjustments of the Trust Fund with respect to the Participant’s Account as of each subsequent Accounting Date.

6.7                               Distributions of Pre-tax Contribution Balances.  Notwithstanding anything to the contrary contained elsewhere in the Plan, a Participant’s Pre-tax Contribution Account shall not be distributable other than upon:

(a)                                 the Participant’s separation from service, death, or disability as provided at Sections 6.1, 6.2, 6.3 or 6.4(c);

(b)                                 termination of the Plan without establishment of a successor defined contribution plan;

(c)                                  the date of the disposition by the Company of substantially all of the assets (within the meaning of Code Section 409(d)(2)) used by the Company in a trade or business of the Company, but only if the Participant is employed by such trade or business and continues employment with the corporation acquiring such assets;

(d)                                 the date of the disposition by the Company of the Company’s interest in a subsidiary (within the meaning of Code Section 409(d)(3)) to an unrelated entity; but only if the Participant is employed by such subsidiary and continues employment with such subsidiary following such disposition;

(e)                                  the Participant’s hardship as defined in Section 6.4(b); or

(f)                                   the Participant’s attainment of age 59-1/2 as provided in Section 6.4(d).

6.8                               Commencement of Benefit Limitations.  Unless the Participant elects otherwise, and subject to the maximum deferral requirements of Section 6.5(f), distribution of benefits will begin no later than the 60th day after the latest of the close of the Plan Year in which:

(a)                                 the Participant attains age 65 (or normal retirement age, if earlier);

(b)                                 occurs the 10th anniversary of the year in which the Participant commenced participation in the Plan; or

(c)                                  the Participant terminates service with the Company.

6.9                               Direct Rollovers.  A Participant who is otherwise receiving a distribution under this Section 6 on or after January 1, 1993, may elect to have the distribution paid, in whole or in part, directly to an Eligible Retirement Plan pursuant to the terms and provisions of this Section 6.9.

(a)                                 Definitions.  For purposes of this Section 6.9, the following terms shall have the following meanings:

(1)                                 “Eligible Retirement Plan” means an individual retirement account described in Code Section 408(a), an individual retirement annuity (other than an endowment contract) described in Code Section 408(b), a qualified trust described in Code Section 401(a) which permits the acceptance of rollover distributions, or an annuity plan described in Code Section 403(a).  An Eligible Retirement Plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.  Subject to any applicable rules under Code Sections 402(c) and 408A, an Eligible Retirement Plan shall also include a Roth IRA as described in Code Section 408A.  The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a Surviving Spouse, non-Spousal beneficiary distributee, or to a Spouse or former Spouse who is the alternate payee under a QDRO.

(2)                                 “Direct Rollover” means an Eligible Rollover Distribution that is paid directly to an Eligible Retirement Plan for the benefit of the Participant.

(3)                                 “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Participant in the Plan subject to the following exceptions and to paragraph (d) below:

(A)                               Any distribution that is one of a series of substantially equal periodic payments (paid not less frequently than annually) paid over a specified period of ten years or more;

(B)                               Any distribution to the extent the distribution is required under Code Section 401(a)(9) relating to the minimum distribution requirements;

(C)                               The portion of any distribution that is not includable in gross income, determined without regard to the exclusion for net unrealized appreciation described in Code Section 402(e)(4).  An Eligible Rollover Distribution does not include the portion of any distribution that is excludable from gross income under Code Section 72 as a return of the employee’s investment in the contract but an Eligible Rollover Distribution does include net unrealized appreciation.  Notwithstanding the foregoing, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income.  However, such portion may be transferred only to an individual retirement account or annuity described in Code Sections 408(a) or 408(b), or to a qualified pension plan described in Code Sections 401(a) or 403(a) or an annuity contract described in Code Section 403(b) that agrees to separately account for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible;

(D)                               Returns of Code Section 401(k) elective deferrals described in Treasury Regulation Section 1.415-6(b)(6)(iv) that are returned as a result of the limitations under Code Section 415 as described at Section 4.10(d)(3);

(E)                                Corrective distributions of excess Pre-tax Contributions and Excess Elective Deferrals as described at Sections 4.12 and 4.13, respectively, together with the income allocable to these corrective distributions;

(F)                                 Loans treated as distributions under Code Section 72(p) because they exceed the limitations set forth by Code Section 72(p)(2);

(G)                               Loans in default that are deemed distributions;

(H)                              Similar items designated in revenue rulings, notices, and other guidance from the Treasury Department of general applicability;

(I)                                   Any hardship distribution provided under the Plan.

(b)                                 Procedures.  If a Participant follows the procedures set forth below, then the distribution shall be paid as a Direct Rollover;

(1)                                 The Administrative Committee shall provide the Participant with a notice as required by Code Section 402(f).  Such notice shall be provided at least 30 days, but not more than 180 days, before the distribution is to occur, provided that a Participant may elect to waive the 30-day waiting period and commence distribution immediately if (i) he has been given the opportunity to consider the rollover options for at least 30 days after the notice is provided and (ii) it has been clearly indicated to the Participant by the Administrative Committee that he has at least 30 days to make his decision.

(2)                                 Following receipt of such notice, on a form provided by the Administrative Committee, the Participant may elect a Direct Rollover of all or part of a distribution.  The Participant may elect a Direct Rollover up until the date set for the distribution.  The election is revocable until the date set for the distribution.  If no election is made by the Participant prior to the date set for the distribution, then the distribution shall be paid directly to the Participant subject to withholding required by Code Section 3405.

(3)                                 The Participant electing a Direct Rollover must supply to the Administrative Committee the following information:

(A)                               The name of the Eligible Retirement Plan;

(B)                               Additional information in order for the Administrative Committee to effectuate the Direct Rollover including, but not limited to, the name and address of the trustee of the qualified plan (or the name and address of the custodian of the individual retirement account) if the distribution is to be paid by check mailed to the trustee or custodian or sufficient information to effectuate a wire transfer if the Direct Rollover is to be made by wire transfer.

(4)                                 The Administrative Committee shall have complete discretion to choose the means for payment of a Direct Rollover.  Payment may be by check mailed to the plan trustee or IRA custodian, a check delivered by the Participant to the plan trustee or IRA custodian, or by wire transfer to the plan trustee or IRA custodian.  Under no circumstances shall a wire transfer or a check be directed to or made payable to the Participant for purposes of a Direct Rollover.

(c)                                  Limitations.

(1)                                 In electing a Direct Rollover, the Participant shall specify only one Eligible Retirement Plan to which a Direct Rollover shall be made.

(2)                                 A Participant may elect a Direct Rollover of a portion of the distribution with the balance of the distribution to be received by the Participant (less applicable withholding).

(3)                                 An offset to a Participant’s Account pursuant to Section 19.7 with respect to default on a loan, shall not be a Direct Rollover, although such amount may constitute an Eligible Rollover Distribution.

(d)                                 Effect on Non-Participant Beneficiaries.

(1)                                 Payment to Participant’s Spouse.  If any distribution attributable to a Participant is paid to the Participant’s Surviving Spouse, the above rules apply to the distribution in the same manner as if the Participant’s Surviving Spouse were the Participant.

(2)                                 Payment to Spouse as Alternate Payee.  If any distribution attributable to a Participant is paid to the Participant’s Spouse or former Spouse by reason of being an alternate payee under a QDRO then the above rules shall apply to the distribution in the same manner as if the Spouse (or former Spouse) were the Participant.

(3)                                 Distribution to Non-Spouse Beneficiary.  Subject to the other terms of this Section 6.9, a distribution to a beneficiary who is not the Participant’s Surviving Spouse (or Spouse or former Spouse by reason of being an alternate payee under a QDRO) may constitute an Eligible Rollover Distribution and such beneficiaries may elect a Direct Rollover.

6.10                        Annuity Forms of Distributions.  Except as otherwise provided in Appendix A, no amounts shall be paid as an annuity under this Plan even if Participants in the Plan formerly had an annuity option available to them under a plan which had transferred accounts to this Plan or has been merged into this Plan.  Further, except as otherwise provided in Appendix A, optional forms of benefits under this Plan will be as provided in the foregoing Sections of this Section 6 and not any other options provided in a plan merged into this Plan or which has transferred accounts to this Plan.

ARTICLE VII
BENEFICIARY DESIGNATION

7.1                               Beneficiary Designations.  Every Participant shall, upon becoming a Participant, have the right to designate a beneficiary (person, persons or entity) to receive his interest in the Plan in the event of his death.  The designation shall specify the share to be received by each beneficiary and shall indicate how any remaining balance is to be paid in the event of the death of the designated beneficiary or beneficiaries.  Such designation of a beneficiary may be changed from time to time by the Participant by filing a new designation with the Administrative Committee.  If any Participant shall fail to designate a beneficiary, or if all beneficiaries predecease the Participant, any nonforfeitable balance in the Account shall be paid to the applicable beneficiary as listed in Section 6.3.  If a beneficiary survives the Participant but fails to collect all amounts payable on behalf of the beneficiary from the Participant’s Account, the balance shall be paid to the beneficiary’s estate unless the Participant has directed otherwise.  A Participant’s designation of a beneficiary shall be made on a form prescribed by, provided by, and filed with the Administrative Committee.  In any case where the Participant is married and has designated a primary beneficiary other than his Spouse, the designation form must be signed by the Participant’s Spouse, indicating the Spouse’s consent to the designation and acknowledgment of its effect, and the Spouse’s signature must be witnessed by an unrelated representative of the Plan or a notary public.  In any case where the Participant designated his Spouse as his beneficiary and thereafter is divorced from such Spouse, the Participant’s written designation of such former Spouse shall be null and void as of the date of the divorce unless otherwise provided in a QDRO, provided that a Participant may, after the divorce, file a new written designation of his former Spouse as his beneficiary, subject to the consent of a subsequent Spouse, if applicable.

Notwithstanding the foregoing, with respect to Prior Plan Participants, the beneficiary designation in effect under the Prior Plan immediately prior to the Effective Date shall be effective under this Plan on and after the Effective Date (with such beneficiary designation still subject to other provisions of this Plan).

Only valid beneficiary designation forms on file with the Plan’s recordkeeper or the Company will be honored.  Any beneficiary designation forms misfiled elsewhere by Participants will be void.  Accordingly, if a Participant does not have a valid beneficiary designation form on file with the Plan’s designated recordkeeper or the Company, then the Participant shall be treated as not having designated a beneficiary.  The designated beneficiary of a Participant or an alternate payee under a QDRO shall not be entitled to designate another beneficiary.

Notwithstanding the foregoing, with respect to Employees who become Participants in this Plan pursuant to a merger of a qualified defined contribution pension plan into this Plan, the Administrative Committee may provide that the beneficiary designation in effect under such merged plan shall be effective under this Plan on and after the merger (with such beneficiary designation still subject to other provisions of this Plan).

Any disclaimer with respect to benefits provided herein and any power of attorney must be made consistent with any applicable provision of the Code and state law and any other rules established by the Administrative Committee for the orderly administration of the Plan.

7.2                               Limited Participation.  If a Participant dies before his or her vested Account balance is reduced to zero, his or her beneficiary shall be deemed a Participant for the limited and exclusive purposes of administering the deceased Participant’s vested Account and distributing the same.  Any alternate payee under a QDRO shall be deemed a Participant for the limited and exclusive purposes of administering the alternate payee’s interest in the Plan and distributing the same.

ARTICLE VIII
CONCERNING THE COMPANY

8.1                               Rights Against the Company.  Neither the establishment of the Plan, nor of the Trust Fund herein provided for, nor any modification thereof, nor the payments of any benefits hereunder shall be construed as giving to any Participant or person whomsoever any legal or equitable rights against the Committees, the Company, its officers, directors, employees or stockholders as such, or as giving any Employee or Participant the right to be retained in the service of the Company.  All benefits payable under the Plan shall be paid or provided for solely from the Trust Fund, and the Company shall have no responsibility for the benefit payments to be made therefrom other than to make contributions to the Trust Fund as herein provided and carry out such other responsibilities as are specifically provided.

8.2                               Effect of Bankruptcy and Other Contingencies Affecting the Company.  In the event the Company terminates its connection with the Plan or is dissolved or liquidated, or shall by appropriate legal proceedings be adjudged as bankrupt, or in the event judicial proceedings of any kind result in the involuntary dissolution of the Company, the Plan shall be terminated and the Trust Fund shall be distributed as provided herein.  In the event the Company is consolidated or merged with another company, the continuing company may elect to continue or to terminate the Plan.

ARTICLE IX
TRUST AGREEMENT

9.1                               Selection.  The Company has entered into a trust agreement with a corporate trustee selected by the Company for the purpose of creating a trust to hold the assets of the Plan.  The trust agreement shall be deemed to form a part of the Plan and any and all rights and benefits which accrue to any Participant or his beneficiaries under the Plan shall be subject to all the terms and provisions of the trust agreement.  The Company may modify such trust agreement from time to time to accomplish the purpose of the Plan and may remove any Trustee and select a successor Trustee.

ARTICLE X
NON-ALIENATION OF BENEFITS

10.1                        Non-Alienation.

(a)                                 No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, except that a Participant may pledge a part or all of his vested Account in the Plan to secure a loan granted to him pursuant to Section 19 hereof.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or hereafter payable, other than to secure such a loan granted to him pursuant to Section 19 hereof, shall be void.  No benefit nor the Trust Fund shall in any manner be liable for or subject to the debts or liabilities of any Participant.

(b)                                 The provisions of paragraph (a) shall not apply to any QDRO or to enforcement of federal tax levies as provided in Treasury Regulation Section 1.401(a)-13(b) (2).  Distribution from a Participant’s vested Account to an alternate payee pursuant to a QDRO shall be permitted prior to the date the relative Participant attains the “earliest retirement age” as defined in Code Section 414(q).  Unless otherwise specified in the QDRO, the distribution (or transfer to a separate Account for the alternate payee, if the distribution is not immediate) shall be made proportionally from all Accounts (net of any outstanding loans) of the Participant, and the alternate payee’s portion of the vested ESOP Account shall be distributed at the time and manner specified in the order in accordance with Section 5A.2 (as if the alternate payee were a Participant).  An alternate payee pursuant to a QDRO in which a transfer to a separate Account for the alternate payee is made shall direct the investment of his or her interest in the Plan.

(c)                                  In accordance with procedures established by the Administrative Committee, if a domestic relations order is received (or if the Plan receives written notice of a contemplated divorce or QDRO), then no distribution, in-service withdrawal or loan from the Plan shall be made to the Participant until it is determined whether the domestic relations order constitutes a QDRO, but in no event shall such suspension of distributions, withdrawals and loans continue beyond the date which is 18 months following the receipt of such domestic relations order.  Notwithstanding the above, if a distribution from the Plan to the Participant or his beneficiary is required to comply with applicable law under ERISA or the Code, then a distribution shall be made to the extent necessary to comply with such law.

(d)                                 The determination and processing of any domestic relations order submitted by a Participant or alternate payee as a QDRO shall be subject to a review fee, which shall be deducted from the Participant’s Account (and/or, as applicable, the alternate payee’s Account).  The amount of such fee shall be communicated to Participants.

ARTICLE XI
FIDUCIARIES

11.1                        Fiduciary Responsibilities.

(a)                                 The Administrative Committee is a named fiduciary and the administrator of the Plan.  The Investment Committee shall be the Plan’s named fiduciary with respect to the selection of Investment Funds and all other matters pertaining to the investment and management of Plan assets (including, but not limited to, amendment of the trust agreement, and selection, appointment and removal of a Trustee).  The Administrative Committee and Investment Committee are collectively referred to herein as the “Committees”.

(b)                                 Each Committee may designate other persons or entities other than named fiduciaries to carry out fiduciary responsibilities.

(c)                                  The Committees, together with the Trustee, have been designated to carry out all fiduciary responsibilities under ERISA with respect to the Plan, except for those responsibilities specifically delegated to another person.

(d)                                 Any of the fiduciaries of the Plan may, by agreement among themselves, allocate specific responsibilities among themselves or delegate to other persons all or such portion of their fiduciary duties hereunder, as they, in their sole discretion, shall decide, other than those granted to the Trustee under the trust agreement.  Each fiduciary may rely upon any direction, information or action of another fiduciary as being proper under this Plan or the Trust Fund, and is not required under this Plan or the Trust Fund to inquire into the propriety of any such direction, information or action.  It is intended under this Plan and the Trust Fund that each fiduciary shall be responsible for the proper exercise of his own powers, duties, responsibilities and obligations under this Plan and the Trust Fund and shall not be responsible for any act or failure to act of another fiduciary.  No fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

(e)                                  The Company may purchase insurance to cover the potential liability of all persons who serve in a fiduciary capacity (as defined in ERISA or the Plan) with regard to the Plan.  Each member of the Committees shall be bonded as required by ERISA.

11.2                        Compensation and Expenses.

(a)                                 A member of the Committees shall serve without compensation for services as such.  Any member of the Committees may receive reimbursement by the Company of expenses properly and actually incurred.

(b)                                 All reasonable and proper expenses incurred in the administration of the Plan shall be paid from the Plan assets held in the Trust (including, but not limited to, any suspense or forfeiture account under the Plan); provided, however, that the Company may pay any such expenses or reimburse the Trust for any payments made for such expenses, or the Trust may reimburse the Company for any such expenses it has paid.  Such expenses shall include any expenses incident to the functioning of the Committees, including, but not limited to, fees of actuaries, accountants, legal counsel and other specialists and other costs of administering the Plan.  The payment by the Company of such costs and expenses for a Plan Year shall not be deemed an election to pay the costs and expenses in any subsequent Plan Year.

(c)                                  From time to time, the Company may initially pay expenses of the Plan which are payable by the Trust pursuant to Sections 11.2(a) or 11.2(b), and then be reimbursed by the Trust.  Such advances by the Company shall be treated as an extension of credit from the Company to the Plan pursuant to Prohibited Transaction Exemption 80-26, as amended.  Accordingly, the Company shall charge the Plan no interest or other fee, and no discount for payment in cash shall be relinquished by the Plan in conjunction with such a transaction.  The proceeds of the Company’s extension of credit shall be used only:

(i)                                     for the payment of ordinary operating expenses of the Plan, including (without limitation) the payment of benefits in accordance with the terms of the Plan, and periodic premiums under an insurance or annuity contract; or

(ii)                                  for a purpose incidental to the ordinary operation of the Plan.

The extension of credit shall be unsecured; and shall not be made by any other employee benefit plan of the Company.  To the extent required by Prohibited Transaction Exemption 80-26, as amended, such extension of credit shall be made pursuant to a written loan agreement.

(d)                                 To the extent that expenses are paid from the Plan assets held in Trust, the Administrative Committee shall determine how such expenses are to be allocated.  Without limitation, expenses may be charged directly against individual Participant Accounts, against the assets of investment funds or as otherwise determined by the Administrative Committee. The Administrative Committee is authorized to establish administrative fees which may be charged against a Participant’s Account.

(e)                                  Without limitation, (i) expenses may be paid from a clearing, credit or other account, and may be accrued for, based on estimated expenses, against the Plan investment funds or Participant Accounts during any period determined by the Administrative Committee, and paid as and when determined by the Administrative Committee, and (ii) amounts accrued during a Plan Year may be used to pay expenses incurred in a prior, current or future Plan Year, and true-ups may be directed by the Administrative Committee from time to time if, to the extent it deems them necessary or desirable.

11.3                        Manner of Action for SPX FLOW Committees.

(a)                                 The SPX FLOW Benefits Administrative Committee initially will be comprised of such officers and employees as appointed by the Chief Executive Officer of the Company.  The SPX FLOW Benefits Administrative Committee initially shall operate in accordance with its charter adopted by it and as may be amended by it from time to time, which charter shall be incorporated into the Plan by this reference.

(b)                                 The SPX FLOW Plan Investment Committee initially will be comprised of such officers and employees as appointed by the Chief Executive Officer of the Company.  The SPX FLOW Plan Investment Committee initially shall operate in accordance with its charter adopted by it and as may be amended by it from time to time, which charter shall be incorporated into the Plan by this reference.

11.4                        Employment of Specialists.  Each Committee may authorize one or more of their members or any agent to execute or deliver any instrument or instruments on their behalf, and may employ such counsel, auditors and other specialists and such clerical, medical, legal, actuarial, accounting and other services as they deem necessary or desirable, in their sole discretion, in carrying out the provisions of the Plan.  Pursuant to ERISA Section 405, each Committee may designate a person other than a named fiduciary to carry out fiduciary responsibilities (other than Trustee responsibilities) under the Plan.

11.5                        Subcommittees.  Each Committee may appoint one or more subcommittees and delegate such of its powers and duties as it deems desirable to any such subcommittee, in which case every reference herein made to the Committee shall be deemed to mean or include the subcommittees as to matters within their jurisdiction.  The member of any one such subcommittee shall consist of such officers or other employees of the Company and such other persons as the Committee may appoint.  Any such subcommittee may further delegate its powers or duties to another subcommittee.  A subcommittee may consist of one or more such persons described herein.  Unless otherwise expressly provided, any delegation or subsequent delegation shall include the same full, final and discretionary authority that the delegating party has and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the delegating entity.  The provisions of the Plan applicable to each Committee, including without limitation, Section 11.12, shall apply to any subcommittee unless otherwise expressly provided herein.

11.6                        Records.  All resolutions, proceedings, acts and determinations of each Committee shall be recorded, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved.

11.7                        Rules.  Subject to the limitations contained in the Plan, each Committee shall be empowered from time to time in its discretion to adopt by-laws and establish rules for the conduct of its affairs and the exercise of the duties imposed upon it under the Plan.

11.8                        Administration.

(a)                                 The Administrative Committee shall be responsible for the administration of the Plan.  The Administrative Committee shall have all such powers as may be necessary to carry out the provisions hereof and may, from time to time, establish rules for the administration of the Plan and for the transaction of the Plan’s business.  In making any such determination or rule, the Administrative Committee shall pursue uniform polices as from time to time established by the Administrative Committee and shall not discriminate in favor of or against any Participant.  The Administrative Committee shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including but not limited to the determination of the eligibility for and the amount of any benefit payable under the Plan.  The Administrative Committee shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies or omissions, by general rule or particular decision.  To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Administrative Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.  Benefits shall be paid only if the Administrative Committee decides in its sole discretion that the applicant is entitled to them.

(b)                                 The Administrative Committee shall make, or cause to be made, all reports or other filings, necessary to meet the reporting and disclosure requirements of ERISA which are the responsibility of “plan administrators” under ERISA.

(c)                                  The Administrative Committee also, from time to time, may appoint such individuals to act as the Administrative Committee’s representatives as the Administrative Committee considers necessary or desirable for the efficient administration of the Plan.

(d)                                 The Administrative Committee shall have no fiduciary responsibility relating to the selection of Investment Funds and all other matters pertaining to the investment and management of Plan assets.

(e)                                  The Investment Committee shall have no fiduciary responsibility relating to the administration of the Plan.

11.9                        Notice of Address.  Each Participant and each designated beneficiary must provide his or her post office address, and any change in post office address, to the Administrative Committee pursuant to procedures determined by the Administrative Committee , or the Company’s Human Resources Department.  Any communication, statement or notice addressed to a Participant or beneficiary at his or her last post office address filed with the Administrative Committee or the Company shall be binding on the Participant or beneficiary for all purposes of the Plan.

11.10                 Information for Benefits and Data.  All persons claiming benefits from the Plan must furnish to the Administrative Committee or its designated agent, such documents, evidence, or information as the Administrative Committee or its designated agent considers necessary or desirable for the purpose of administering the Plan; and each such person must furnish such information promptly and sign such documents as the Administrative Committee or its designated agent may require before any benefits become payable from the Plan.  The records of the Company as to an Employee’s or Participant’s period of employment, service, termination and reason therefor, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to the Administrative Committee’s satisfaction to be incorrect.

11.11                 Claim and Appeal Procedures.

(a)                                 Claim Timeline Generally.  If any claim for benefits under the Plan is wholly or partially denied, the claimant shall, within 90 days after receipt of the claim, receive notification of the denial of the claim; provided, however, that if there are special circumstances which require an extension of time for processing, the aforementioned 90 day period shall be extended to 180 days on written notice to the claimant.

(b)                                 Disability Claim Timeline.  Notwithstanding the foregoing, to the extent that a claim for benefits under the Plan relates to the determination of disability (where such determination is not made by a party other than the Plan such as social security or a Company long-term disability plan), the claimant shall be given written notice thereof within forty-five (45) days following receipt of the claim; provided, however, that if there are special circumstances which require an extension of time for processing, the aforementioned 45 day period shall be extended for an additional thirty (30) days on written notice to the claimant; provided, further, that if, prior to the end of the first thirty (30) day extension period, there are special circumstances which require an extension of time for processing, the period for making the determination may be extended for up to an additional thirty (30) days.  A notice of extension under this paragraph shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information (the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information).

(c)                                  Adverse Claim Determination.  A notice of adverse benefit determination (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (A) the specific reason or reasons for denial of the claim, (B) a specific reference to the pertinent Plan provisions upon which the denial is based, (C) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (D) an explanation of the claim appeal review procedure.

(d)                                 Appeals.  Every person whose claim for benefits under the Plan is denied in whole or in part shall have the right to request a review of such denial.  Such review shall be granted upon written request filed by the claimant with the Administrative Committee within sixty (60) days (or such longer period as the Company and/or Administrative Committee may administratively set) following receipt of the notice of the denial (within one hundred and eighty (180) days for disability benefit claim denials).  For any review by the Administrative Committee, the claimant or his duly authorized representative, may submit written comments, documents, records and other information related to the benefit claim on appeal.  The claimant shall be provided, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim.  The review on appeal will consider all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination.

If such a request for claim appeal review is filed, the Administrative Committee shall deliver to the claimant a written decision on the claim within 60 days (forty-five (45) days for disability benefit claim appeals) after the receipt of the request, except that if there are special circumstances which require an extension of time for processing, the aforementioned 60 day period shall be extended to 120 days on written notice to the claimant (for disability benefit claim appeals, the aforementioned 45 day period shall be extended to 90 days on written notice to the claimant).  Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include the specific reason or reasons for the decision, (iii) contain a specific reference to the pertinent Plan provisions upon which the decision is based, and (iv) contain a statement regarding the claimant’s right to bring a civil action under ERISA Section 502(a).  No individual shall be permitted to file any lawsuit, either in law or equity, until after such individual has exhausted and complied with the claim and appeal provisions herein.

(e)                                  Collective Bargaining Agreements.  Notwithstanding the foregoing, to the extent that an operative collective bargaining agreement requires a different benefit claim and appeal procedure than the above, such benefit claim and appeal procedure shall be followed.

(f)                                   Statute of Limitation.  After exhausting the Plan’s administrative claim and appeal provisions, an individual wishing to bring a lawsuit in either state or federal court challenging a claim denial must commence the lawsuit no later than six months after the individual receives a final denial letter indicating the individual has exhausted his or her administrative appeals and has the right to file a lawsuit.  In addition to this six month deadline that applies to filing a lawsuit after the claims and appeals procedures are exhausted, a general time limitation shall apply to all lawsuits involving all types of Plan issues.  An individual must commence any such lawsuit involving Plan claims no later than two years after the individual first receives information that constitutes a clear repudiation of the rights the individual is seeking to assert (i.e., the underlying event or issue that should have triggered the individual’s awareness that his or her rights under the Plan may have been violated).  Although any period of time when an individual’s claim is in the claims procedure described above (i.e., the time between when an individual files a claim for benefits and the time the individual receives a final determination letter) does not count against the two-year period, once the claims procedure process is completed, the two year period will continue running from the point at which it was tolled.

(g)                                  Mitigation.  In order to mitigate any damages or other negative effects, individuals must always carefully review their Account statements, confirmations, payroll records (e.g., for deductions and contributions made to the Plan) and any other records relating to the Plan, and report any discrepancies or other concerns within 30 days of the date of the applicable record.  An individual must file a claim under the Plan’s claim procedures if his or her concerns cannot be resolved within this time.  Neither the Company, the Plan, the Committees, nor any of their agents or employees will be responsible for damages or other negative effects incurred by an individual caused by such individual’s failure to follow these requirements and procedures.  In order to raise an issue in any legal action related to the claim, an individual must have clearly raised such issue during the claims and appeals procedure.

11.12                 Committee Liability and Indemnity.

The members of each Committee shall use the degree of care, skill, prudence and diligence in carrying out their duties that a prudent man, acting in a like capacity and familiar with such matters, would use in his conduct of a similar situation.  Except as provided in ERISA, no member of the Committees, nor the Company nor any director, officer or employee thereof, shall be liable for any acts of omission or commission, except for his or its own individual, willful and intentional malfeasance or misfeasance and the Company, its officers, directors and Employees and any member of the Committees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports which shall be furnished by any actuary, accountant, Trustee, insurance company, counsel or other expert who shall be employed or engaged by the Company or Committees.

To the maximum extent permitted by law, no member of the Committees or officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management and control of the assets of the Plan may be delegated or allocated shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a fiduciary of the Plan nor for any action taken or omitted or mistake of judgment made in good faith, and the Company shall indemnify each member of the Committees against any and all claims, losses, damages, expenses, including counsel fees, incurred by the Committees and any liability, including any amounts paid in settlement with a Committee’s approval, arising from the member’s or Committee’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such member.

11.13                 Missing Participants or Beneficiaries.  Subject to applicable law, neither the Company nor the Administrative Committee is required to search for or locate a Participant or beneficiary (and the reasonable expenses of any search performed may be charged to the Participant’s or beneficiary’s Account to the extent permitted by law).  If a Participant or beneficiary is notified by the Administrative Committee that he is entitled to a payment, and the Participant or beneficiary fails to claim his or her benefits or make his or her whereabouts known to the Administrative Committee within 5 years after a distribution becomes due, the amount thereof may be escheated to state unclaimed property funds under a state’s unclaimed property statute (in the state of such person’s last known residence or work location, or such other state as determined by the Administrative Committee ).  In such event, the escheat of the amount would be considered a distribution under the Plan.

11.14                 Account Notices.  In accordance with applicable law, the Administrative Committee will provide to each Participant such notices as may be required to increase awareness of safe harbor, diversification and other rights affecting Accounts and participation herein.  Subject to applicable law, any notice required under the Plan may be waived by the person entitled to such notice.

11.15                 Charging Distributions.  All payments or distributions made to a Participant or his or her beneficiary will be charged to the appropriate Accounts of such individual.

11.16                 Incompetent Payee.  In the event a duly appointed guardian, conservator, committee or other legal representative of any Participant or beneficiary shall be appointed by a court of competent jurisdiction, payments may be made to such person (but in the name of the Participant or beneficiary) provided that proper proof of appointment and continuing qualification is furnished.  Any such payment shall be a payment for the account of the Participant or beneficiary and shall be a complete discharge of any liability of the Plan therefor.

Notwithstanding the fact that a person entitled to payments hereunder is disabled from caring for his affairs because of mental or physical condition, or age, payment due such person shall be made only to such person (except as provided in the above paragraph).  The Company, Committees, Trustee or any other person shall have no liability with respect to payments so made, and shall have no duty to make inquiry as to the competence of any person entitled to receive payments hereunder.

ARTICLE XII
CHANGES IN THE PLAN

12.1                        Amendments.

(a)                                 Company’s Right to Amend.  The Company expects the Plan to be permanent, but since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend (with or without retroactive effect), modify or terminate the Plan at any time, which includes the right to vary the amount of or to terminate the Company’s contributions to the Plan.  The Company may make any modifications or amendments to the Plan that are necessary or appropriate to qualify or maintain the Plan as an exempt plan meeting the requirements of the applicable Section or Sections of the Code.

(b)                                 Operations of Amendments.  Except as may be specifically provided otherwise in the Plan, or in any amendment to the Plan, or as required by applicable law, each amendment to the Plan shall operate prospectively only from the effective date of the amendment, and the rights and obligations of an Employee, Participant, or beneficiary of a Participant, who retires, dies, or otherwise terminates employment with the Company prior to the effective date of any amendment, shall be determined without regard to such amendment, on the basis of the Plan terms in effect on the date of retirement, death, or other termination of employment.

(c)                                  Prohibition Against Reversion of Assets or Reduction of Benefits.  Except as permitted in the Code and ERISA, no amendment shall (1) cause any part of the fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants and their beneficiaries, (2) reduce the Account balance or nonforfeitable percentage of any Participant or Participant’s beneficiary, or (3) eliminate an optional form of benefit which is attributable to the portion of the Participant’s Account accumulated before the amendment’s adoption.

(d)                                 Amendment to Vesting Provisions.  In the case of amendment to the Plan provisions relating to nonforfeitable rights based on service, for every Participant on the amendment adoption date or the amendment effective date, whichever is later, the nonforfeitable percentage (determined as of that date) of such Participant may not be less than the Participant’s percentage determined under the Plan without regard to the amendment.  In the case of amendment to the provisions of the Plan relating to nonforfeitable rights based on service, each Participant (1) who has completed at least three Years of Service and (2) whose nonforfeitable rights are adversely affected by the amendment, may elect, during the election period, to have his nonforfeitable rights determined without regard to such amendment.  The election period must begin no later than the date the amendment is adopted and end no later than the latest of (A) the date which is sixty days after the day the amendment is adopted, (B) the date which is sixty days after the day the Participant is issued written notice of the amendment, or (C) the date which is sixty days after the amendment becomes effective.

(e)                                  Appendices.  From time to time, the Company may adopt appendices, exhibits and/or supplements to the Plan for the purpose of setting forth specific provisions of this Plan for certain employee groups, divisions and/or or business units (the “Appendices”).  An Appendix may provide for additional benefits, substitute one benefit for another or provide for more restrictive benefits than those found in the main body of this Plan document.  Each such Appendix shall be attached to and form a part of the Plan.  Each Appendix shall specify the employee group, division and/or or business unit to which it applies and shall supersede the provisions of the Plan document to the extent necessary to eliminate any inconsistencies between the Plan document and such Appendix.

(f)                                   Correction.  Notwithstanding the foregoing, the Company shall have the duty and power revise the Plan or Appendices, as well as addenda or amendments thereto, to correct errors, including but not limited to scrivener’s errors, to the extent such correction is necessary to reflect the intent of the Plan; provided that such correction shall be applied as if included in the original provisions.

(g)                                  Action by the Company.  The Board, or any duly authorized officer or delegate, may act on behalf of the Company with respect to actions or matters reserved to the Company in this Plan; provided that each of these have the authority to delegate any of their powers or duties to any other person.  Any such person may further delegate its powers or duties to another person.  Any delegation or subsequent delegation shall include the same authority that the delegating party has, except as otherwise expressly provided in any delegation.

12.2                        Termination of the Plan.  In the event of complete or partial termination of the Plan, the value of the proportionate interest of each affected Participant having an interest in the Trust Fund shall be determined as of the date of termination.  The interest of such persons who will no longer be covered by the Plan shall remain 100% vested.  Thereafter, distribution shall be made to such persons as provided in Section 6.

ARTICLE XIII
LITIGATION

13.1                        Litigation.  In order to protect the Trust Fund against depletion as a result of litigation, in the event that any Participant may bring any legal or equitable action arising under the Plan against the Trustee or the Company or the Committees, or in the event that the Company or the Trustee or the Committees may find it necessary to bring any legal or equitable action arising under the Plan against any Participant or any person claiming any interest by or through such Participant or any other applicable person, the Committees shall have the right to join the Trustee as a party defendant or party plaintiff in any such action, and all expenses of defending or bringing such action shall be paid by the Trustee from the Trust Fund, to the extent permitted by ERISA.  If a legal action begun against the Trustee, the Company or the Committees by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Trustee, the Company or the Committees of defending the action may be charged, to the extent permitted by law, to the sums, if any, which were involved in the action or were payable to the person concerned.

ARTICLE XIV
EFFECT OF MISTAKE

14.1                        Effect of Mistake.  In the event of a mistake or misstatement as to the eligibility or compensation or participation of a Participant or the allocations made to the Account of any Participant, or the amount of payments made or to be made to a Participant, the Administrative Committee shall, if possible, cause to be allocated from future Company Contributions, or cause to be withheld or accelerated, or otherwise make adjustment of, such amounts as will in its judgment accord to such Participant, the credits to the Account or payments to which he is properly entitled under the Plan.  Such adjustments shall be final and binding on all persons.

ARTICLE XV
MERGER OR CONSOLIDATION OR TRANSFER

15.1                        Merger or Consolidation or Transfer.

(a)                                 From time to time, the Company has merged into this Plan other qualified defined contribution pension plans of the Company.  Generally, after the merger of any qualified defined contribution pension plans into this Plan and related transfer of accounts under such plans to the trustee/recordkeeper of the Plan, participants and beneficiaries in such plans with respect to such accounts shall participate in this Plan under the terms and conditions of the Plan.

(b)                                 In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, and to the extent required by applicable law, each Participant in this Plan shall be entitled to a benefit under the successor plan immediately after such merger, consolidation, or transfer which is equal to or greater than the benefit, according to the terms and conditions of this Plan, that he would have been entitled to receive immediately before the merger, consolidation or transfer, the same as if this Plan were then terminated.

(c)                                  In the case of any merger or consolidation with, or transfer of accounts from another plan, this Plan shall offer to former participants in the merged plan, or plan which transferred accounts to this Plan, only the forms of payment provided by this Plan.  These forms of payment are set forth in Section 6 (and, if applicable, the provisions of Appendix A), and include a lump sum payment of the Participant’s whole account.

(d)                                 In the case of any merger or consolidation with, or transfer of assets or liabilities from, any other plan, and to the extent required by applicable law, each participant in such other plan shall be entitled to a benefit under this Plan immediately after such merger, consolidation, or transfer which is equal to or greater than the benefit, according to the terms and conditions of such other plan, that he would have been entitled to receive from such other plan immediately before the merger, consolidation or transfer, the same as if such other plan were then terminated, provided that (i) the Investment Committee may, in its sole discretion, provide for such changes in investments from such other plan to this Plan, and (ii) the Administrative Committee may, in its sole discretion, provide for a temporary freeze on distributions and participant direction of investments with respect to accounts merged, consolidated or transferred from such other plan, as the Administrative Committee deems necessary for administration of this Plan.

ARTICLE XVI
APPLICABLE LAWS

16.1                        Applicable Laws.  The Plan is intended to meet the requirements applicable to a qualified plan under Code Section 401(a).  The Plan is also intended to be in full compliance with the applicable requirements of ERISA.  The Plan shall be administered and construed consistent with said intent.  If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

ARTICLE XVII
APPROVAL

17.1                        Internal Revenue Service Approval.  It is the intention of the Company to obtain a ruling or rulings by the Internal Revenue Service that the Plan as in effect from time to time meets the requirements of Code Sections 401(a) and 401(k), and to maintain it as a plan meeting such requirements.  Further, it is the intention of the Company to qualify or maintain the Plan as a plan meeting the requirements of Code Section 404(a) or any other applicable provisions of the Code pertaining to the deductibility for tax purposes of contributions made by the Company under the Plan, except such contributions made by the Company in respect to Employees of a Foreign Subsidiary which are rendered non-deductible to the Company under Code Section 406.

ARTICLE XVIII
TOP-HEAVY PLAN RULES

18.1                        Top-Heavy Plan Rules.

(a)                                 General Rule.  If, for any Plan Year beginning after December 31, 1983, the Plan is a top-heavy plan as determined under paragraph (b), then the requirements in paragraph (c) shall apply to the extent indicated by that paragraph.  For purposes of this Section 18.1, the term “Employer” shall include any related employer for which Years of Service credit is granted to Participants under this Plan for purposes of vesting.

(b)                                 Top-Heavy Test.  The Plan’s status as a top-heavy plan for any Plan Year shall be determined in accordance with the following five-step procedure:

(1)                                 Required Plan Aggregation.  First, there shall be aggregated with this Plan (i) each plan of the Employer in which at least one key employee participates or participated during the determination period (regardless of whether the plan has terminated) and (ii) each other plan of the Employer which enables a plan described in (i) to meet the requirements of Code Sections 401(a)(4) or 410.

(2)                                 Key Employee Sum.  Second, there shall be computed, as of the determination date, the sum of the account balances of all key employees under all defined contribution plans, including this Plan, required to be aggregated under (1), and the present values of the cumulative accrued benefits of all key employees under all defined benefit plans required to be aggregated under (1).  For purposes of this computation, account balance means the account balance as of the most recent valuation date occurring within a 12-month period ending on the determination date, plus an adjustment for contributions due as of the determination date.  In the case of a profit sharing plan or other plan not subject to the minimum funding requirements of Code Section 412, the adjustment is the amount of any contributions actually made after the valuation date but on or before the determination date, except that in the first plan year, the adjustment shall include any contributions made after the determination date that are allocated as of a date within the first plan year.  In the case of a money purchase pension plan or other plan subject to the minimum funding requirements of Code Section 412, the adjustment is the amount of any contributions that would be allocated as of a date not later than the determination date, even though such amount is not yet required to be contributed, plus the amount of any contribution actually made (or due to be made) after the valuation date but before the expiration of the extended payment period under Code Section 412(c)(10).  Also for purposes of this computation, the present value of a cumulative accrued benefit shall be determined as of the most recent valuation date occurring within a 12-

month period ending on the determination date with the accrued benefit for a current Participant determined as if the individual had terminated employment as of such valuation date, except that in the first plan year of a defined benefit plan, the accrued benefit of a current Participant must be determined as if the individual had terminated employment as of the last day of the plan year.  Finally, for purposes of this computation:

(A)                               there shall be included in the sum any distributions (other than rollover amounts or plan-to-plan transfers not initiated by the employee or made to another plan maintained by the Employer) made to an employee from this Plan, or from another plan required to be aggregated under (1), within the one-year period ending on the determination date.  The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under (1).  In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting “five-year period” for “one-year period”;

(B)                               there shall be excluded from the sum any rollover contribution and any plan-to-plan transfer initiated by the employee and accepted after December 31, 1983 by this Plan, or by any other plan required to be aggregated under (1), from a plan other than one maintained by the Employer;

(C)                               there shall be excluded from the sum the account balance and present value of the accrued benefit of any employee who formerly was a key employee but who is not a key employee for the year ending on the determination date; and

(D)                               there shall be excluded from the sum any amounts attributable to tax deductible employee contributions.  Provided, however, that for Plan Years beginning after December 31, 1984, if an individual has not been an employee with respect to any plan of the Employer during the one-year period ending on the determination date, any accrued benefit or account balance of the individual is disregarded.  Such individual must not have performed any services for the Employer for the one-year period.

(3)                                 All Employee Sum.  Third, under the same procedures as set forth in (2) above, including the special rules in (A), (B), (C) and (D), there shall be computed the sum of account balances and present values of accrued benefits for all employees.

(4)                                 Top-Heavy Test Fraction.  Fourth, the sum computed in (2) shall be divided by the sum computed in (3), and if the resulting fraction is 0.60 or less, neither the Plan nor any plan required to be aggregated under (1) is a top-heavy plan for the Plan Year.  If the fraction is greater than 0.60, both the Plan and any plan required to be aggregated under (1) are top-heavy plans for the Plan Year, unless the permissive plan aggregation described in (5) below, the recomputed fraction is 0.60 or less.

(5)                                 Permissive Plan Aggregation.  At the election of the Administrative Committee, plans of the Employer, other than those required to be aggregated under (1), but which provide contributions or benefits comparable to this Plan, may be aggregated with the Plan and the plans required to be aggregated under (1), provided that such aggregated group would meet the requirements of Code Sections 401(a)(4) and 410.  Steps (2) to (4) above may then be repeated, based on this permissively aggregated group, and if the top-heavy test fraction computed in step (4) is 0.60 or less for this group, then neither the Plan nor any plan required to be aggregated under (1) is a top-heavy plan for the Plan Year; however, if the top-heavy test fraction computed in step (4) is still greater than 0.60, both the Plan any plan required to be aggregated under (1) will be top-heavy plans for the Plan Year, but no plan which is permissively aggregated under this step (5) will be deemed top-heavy for such reason.

(6)                                 Defined Benefit Plan Accruals.  For purposes of determining whether the Plan is top-heavy, a Participant’s accrued benefit in a defined benefit plan (that is aggregated with this Plan) will be determined under a uniform accrual method which applies in all defined benefit plans maintained by the Employer or, where there is no such method, as if such benefit accrued not more rapidly than the slowest rate of accrual permitted under the fractional rule of Code Section 411(b)(1)(C).

(c)                                  Superseding Rules.  For each Plan Year that the Plan is a top-heavy plan, the requirements in paragraph (1) below shall supersede any other provisions of the Plan which otherwise would apply for that Plan Year.

(1)                                 Minimum Contributions or Benefits for Non-Key Employees.  Employer contributions and forfeitures for the Plan Year beginning after December 31, 1983 allocated on behalf of each non-key employee Participant (A) who has not separated from employment from the Employer at the end of the Plan Year, (B) who is eligible for an allocation of Employer contributions under the Plan (without regard to any requirements for a minimum number of Hours of Service during the Plan Year, mandatory contributions, or compensation for the Plan Year in excess of a stated amount), and (C) who does not participate in a defined benefit plan of the Employer, shall be equal to at least (i) 3%, or if less, the maximum percentage of Employer contributions and forfeitures (as a percentage of compensation not in excess of $200,000) allocated on behalf of any key employee Participant for the Plan Year, multiplied by (ii) the non-key employee Participant’s compensation for the Plan Year.  For purposes of this rule, Employer contributions and forfeitures allocated under any other defined contribution plan of the Employer, in which any key employee participates or which enables another defined contribution plan to meet the requirements of Code Sections 401(a)(4) or 410, shall be considered contributions and forfeitures allocated under this Plan.  Effective for Plan Years beginning after December 31, 1984, amounts contributed pursuant to a salary reduction plan (including a cash or deferred arrangement) are to be included as employer contributions for purposes of computing the minimum contribution.  In the case of any non-key employee Participant who is also a Participant in any defined benefit plan of the Employer, the minimum contribution allocated shall be equal to at least 5% multiplied by the non-key employee Participant’s compensation for the Plan Year.  Effective January 1, 1989, amounts contributed pursuant to a salary reduction plan shall not be considered employer contributions for purposes of computing the minimum contribution.  Company Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan.  Company Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).

(d)                                 Special Definitions.  For purposes of this Section 18.1, the following terms shall have the meanings indicated:

(1)                                 “compensation” shall be as defined at Section 2.15.

(2)                                 “determination date” means, with respect to any Plan Year, the last day of the preceding Plan Year.  Where one or more plans are required or permitted to be aggregated with this Plan, and where all plan years do not coincide, the key employee and all employee sums in paragraph (b) each shall be determined separately for each plan on the respective determination dates, and the results shall then be combined for the determination dates falling within the same calendar year.

(3)                                 “employee” means (i) a common-law employee of the Employer who is or once was a Participant, or would have been a Participant but for his failure to complete 1,000 or more Hours of Service in any Plan Year (after meeting the Plan’s initial eligibility requirements), to make mandatory employee contributions, if required, or to receive compensation in excess of a stated amount, and (ii) any beneficiary, but in each case excluding any individual who is a member of a unit of employees covered by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining with the Employer, unless a member of the bargaining unit is a key employee, in which case the foregoing exclusion shall not apply.

(4)                                 “key employee” means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was:

(i)                                     an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002),

(ii)                                  a 5-percent owner of the Employer, or

(iii)                               a 1-percent owner of the Employer having annual compensation of more than $150,000.

For purposes of (i) and (iii), annual compensation means compensation within the meaning of Code Section 415(c)(3).  For purposes of (ii) and (iii), each employer that otherwise would be aggregated under this Section’s definition of “Employer” shall be treated as a separate employer to determine ownership percentages.  Also for purposes of (ii) and (iii), the constructive ownership rules of Code Section 318 shall apply with the modification that 5 percent shall be substituted for 50 percent in Code Section 318(a)(2).  The determination of who is a key employee will be made in accordance with Code Section 416(i)(1).

(5)                                 “valuation date” means the last day of the plan year in the case of any defined contribution plan, including this Plan, and the date used for computing plan costs for minimum funding in the case of any defined benefit plan.

(6)                                 “non-key employee” means any employee who is not a key employee.

ARTICLE XIX
LOANS TO PARTICIPANTS

19.1                        Establishment of Participant Loan Program.

(a)                                 The Administrative Committee is hereby authorized to establish a Participant loan program according to the terms and conditions provided in this Section 19.  All references to “Participants” with respect to this loan program shall include only those Participants who are on the Company’s payroll system (including disabled Participants) and have a vested Account balance in the Plan and only those former Participants and beneficiaries who are “parties in interest” as defined by ERISA Section 3(14).

(b)                                 The Administrative Committee is authorized to administer the Participant loan program.  All applications for loans shall be made by a Participant to the Trustee pursuant to the terms of the trust agreement between the Company and the Trustee.

19.2                        Loan Applications.

(a)                                 Loan applications will be accepted by the Trustee on any business date.  The Participant’s non-refundable $35.00 application fee (or such other amount of application fee as may be communicated to Participants) shall be deducted from the Participant’s Account.

(b)                                 All loan applications shall be considered by the Trustee within thirty (30) days after the Participant makes formal application.  The Participant shall be required to provide such supporting information deemed necessary by the Administrative Committee.

(c)                                  The Trustee shall determine whether a Participant qualifies for a loan, applying such criteria as a commercial lender of funds would apply in like circumstances with respect to the Participant.  Such criteria shall include, but need not be limited to, the creditworthiness of the Participant and his general ability to repay the loan, whether adequate security has been provided for the loan, and whether the Participant agrees, as a condition for receiving the loan, to make repayments through direct, after-tax payroll deduction.

(d)                                 Loans shall be made available to all Participants on a reasonably equivalent basis, without regard to an individual’s race, color, religion, sex, age or national origin.

(e)                                  Loans shall not be made available to Highly Compensated Employees on terms more favorable or in an amount greater than the amount made available to other Employees.

(f)                                   Notwithstanding the foregoing, if the Plan receives written notice of a contemplated divorce or QDRO or receives a domestic relations order, no loans shall be permitted from the Participant’s Account except as provided in Section 10.1(c).

(g)                                  Loans shall be subject to a quarterly maintenance fee of $3.75 (or such other amount of maintenance fee as may be communicated to Participants), which shall be deducted from the Participant’s Account.

19.3                        Loan Amounts.  With regard to any loan made pursuant to this program, the following rules and limitations shall apply:

(a)                                 No loan in an amount less than $1,000 shall be granted to any Participant.

(b)                                 A maximum of two (2) active loans will be permitted with respect to any Participant at any time.  Except as provided in Appendix A, only one loan per Participant may be taken per calendar year.

(c)                                  Any loan made pursuant to this program shall be made from the Accounts of the Participant in the following order:

(1)                                 Pre-tax Contribution Account,

(2)                                 Rollover Contribution Account,

(3)                                 After-tax Contribution Account,

(4)                                 One-Third Cash Option Deferral Account (for applicable Transferred Spinoff Participants employed previously by the Owatonna Group division in SPX Corporation prior to the Spinoff)

(5)                                 Company Contribution Account, and

(6)                                 QNEC Account.

(d)                                 In no event shall any loan made pursuant to this Section 19 to any Participant be in an amount which shall cause the outstanding aggregate balance of all loans made to such Participant under this Plan and all other qualified employer plans (as defined in Code Section 72(p)(4)) maintained by the Company or any related employer (as defined in Code Section 72(p)(2)(D)) to exceed the lesser of:

(1)                                 $50,000, reduced by the excess (if any) of:

(A)                               the highest outstanding balance of loans from the Plan to the Participant during the one-year period ending on the day before the date such loan is made, over

(B)                               the outstanding balance of loans from the Plan to the Participant on the date on which such loans are made, or

(2)                                 fifty percent (50%) of the aggregate vested portion of the Participant’s Accounts.

(e)                                  The “vested Accounts” will be determined as of the Valuation Date coinciding with or immediately preceding the date the loan application is made.

(f)                                   Any loans transferred to the Plan from the Prior Plan or any qualified defined contribution pension plan merged into this Plan (including, without limitation, the Clyde Plan) shall count toward the limits on loans specified herein.  In addition, for any loans so transferred to the Plan from the Prior Plan or a merged plan, the name of the Plan shall be deemed substituted for the name of the merged plan on any applicable loan notes and all other loan note terms shall remain the same.  Notwithstanding any of the foregoing, the Administrative Committee may allow additional loans with respect to any merged plan or any group of Participants employed at a business that is acquired by the Company and specifically permitted participation herein; provided that the Administrative Committee determines that such additional loans are administratively feasible and such action is taken solely to accommodate prior loans under any merged plan or plans affected by such business acquisition.

19.4                        Repayment of Loans.

(a)                                 Each loan made under this Section 19 shall mature and be payable in full over a stated term not to exceed five years after the date such loan is made, except that a loan to a Participant used to acquire any dwelling unit that within a reasonable time after the loan is made is to be used (determined at the time the loan is made) as the principal residence of the Participant shall mature and be payable in full within fifteen years after the date the loan is made.

(b)                                 Payments of principal and interest shall be made through payroll deductions for Participants who are active employees.  Such Participants shall irrevocably authorize payroll deductions in writing on a form supplied by the Administrative Committee at the time the loan is made.  Such payroll deductions shall be sufficient to amortize the principal and interest payable pursuant to the loan during the term thereof on a substantially level basis in equal installments from the Participant’s regular paycheck.  A Participant may prepay the loan in full at any time pursuant to procedures set up by the Administrative Committee.

Upon termination of a Participant’s employment, the amount of the remaining payments will be determined and payment by the Participant by his cashier’s check or money order will be due within ninety (90) days.  Notwithstanding the preceding, in accordance with procedures set up by the Administrative Committee, the Participant may continue payments on the loan after termination of employment via automatic clearing house (ACH) electronic transfers.

(c)                                  Payments on any loan or loans outstanding during a period of military service may be extended for a period of time equal to the period of qualified military service as defined in the Uniformed Services Employment and Reemployment Rights Act.

(d)                                 Notwithstanding the above, and in accordance with and subject to the administrative requirements and procedures set out by the Administrative Committee, the loan may be rolled over as part of a Direct Rollover.

19.5                        Interest Rate.  Any loan granted or renewed under this program shall bear a reasonable rate of interest commensurate with the prevailing interest rate charged on similar loans, as determined from time to time by the Administrative Committee.

19.6                        Security.  Adequate security shall be provided by the Participant before a loan is granted.  For this purpose, the Plan shall consider a Participant’s vested interest under the Plan to be adequate security.  However, in no event shall more than fifty percent (50%) of a Participant’s vested Account balance(s) in the Plan (determined immediately after origination of the loan) be used as security for the loan.  It shall be the policy of the Plan not to make loans which require security other than the Participant’s vested interest in the Plan.

19.7                        Default.

(a)                                 The entire unpaid balance of any loan made under this Section 19 and all interest due thereon, including all arrearages thereon, shall, at the option of the Administrative Committee, immediately become due and payable without further notice of demand, if, with respect to the borrowing Participant, any of the following events of default occurs:

(1)                                 any payments of principal or accrued interest on the loan remain due and unpaid for a period of ten days after the same becomes due and payable under the terms of the loan;

(2)                                 a proceeding in bankruptcy, receivership, or insolvency is commenced by or against the borrowing Participant.  Any payments of principal or interest on the loan not paid when due shall bear interest thereafter, to the extent permitted by law, at the rate specified by the terms of the loan.  The payment and acceptance of any sum or sums at any time on account of the loan after an event of default, or any failure to act or enforce the rights granted hereunder upon an event of default, shall not be a waiver of the right of acceleration set forth in this paragraph.

(b)                                 If an event of default and an acceleration of the unpaid balance of the loan and interest due thereon shall occur, the Administrative Committee shall have the right to direct the Trustee to pursue any remedies available to a creditor at law or under the terms of the loan, including the right to execute on the security for the loan.

(c)                                  The Trustee shall not be required to commence such actions immediately upon a default.  Instead, the Trustee may grant the Participant reasonable rights to cure any default, provided such actions would constitute a prudent and reasonable course of conduct for a professional lender in like circumstances.  Notwithstanding the foregoing, if no risk of loss or principal or income would result to the Plan, the Trustee shall not commence enforcement proceedings.  However, if the qualified status of the Plan is not jeopardized, and there is a risk of loss to the Plan of principal or income, the Trustee shall commence enforcement proceedings against the Participant, including foreclosing on the security, in the case of any default that has not been cured within a three-month period after such default.

(d)                                 If (1) any portion of a loan or loans shall be outstanding and (2) an event occurs pursuant to which the Participant, his estate or his beneficiaries will receive a distribution from the Account of such Participant under the provisions of the Plan, then such Participant, if living, shall pay to the Trustee an amount equal to the portion of the loan or loans then outstanding, including all accrued interest thereon, and such Participant shall then receive the full amount of the distribution under the provisions of the Plan to which he is otherwise entitled.  If such Participant is not then living, or if such Participant does not make full payment of the portion of the loan or loans then outstanding within fifteen days after the date of the event pursuant to which the distribution is to be made, then such distribution shall be made to the Trustee as payment on the loan or loans to the extent necessary to liquidate the unpaid portion of the loan or loans (unless such loan is part of a Direct Rollover as described in Section 19.4(d)).  No distribution shall be made to a Participant or his estate or his Spouse or his beneficiaries from his Account in an amount greater than the excess of the portion of his vested Account otherwise distributable over the aggregate of the amounts owing with respect to such loan or loans plus interest, if any, thereon, taking into consideration any portion of the loan or loans paid by the Participant pursuant to the provisions of this Section 19.7(d) (unless such loan is part of a Direct Rollover as described in Section 19.4(d)).

(e)                                  All loans made pursuant to this Section 19 shall be funded from the borrowing Participant’s Account as set forth in Section 19.3(c).  Any loan made to an Participant shall be treated as a segregated investment of a portion of the Participant’s Account.  Loan repayments shall be credited to the borrowing Participant’s Account and invested in a Participant’s Account pursuant to the same Investment Fund elections made for the Participant’s Pre-tax Contributions.

19.8                        Criteria.  Upon satisfaction of the criteria established for granting a loan, as determined by the Trustee (including the prevailing interest rate which has been set for the loan) and, if it determines that such loan would be prudent investment for the Plan, applying such fiduciary standards required by ERISA, the Trustee may grant the loan request.  In making such determination, the Trustee may consider the liquidity of the Plan assets available for loans.

ARTICLE XX
SPECIAL PROVISIONS

20.1                        Legacy Provisions for Former General Signal Corporation Savings and Stock Ownership Plan Participants.

Effective as of the close of business on December 31, 1998, the General Signal Corporation Savings and Stock Ownership Plan (the “SSOP”) merged into the Prior Plan.  All the accounts (the “SSOP Accounts”) of the participants in the SSOP became accounts under the Prior Plan, and consequently, certain Transferred Spinoff Participants may have Account balances in the Plan that are attributable from their SSOP Accounts.  Such Transferred Spinoff Participants shall be entitled to make withdrawals from their After Tax Contribution Account (if any) and up to an amount equal to the balance in their other SSOP Accounts as of December 31, 1998 as follows:

(a)                                 Withdrawals may be made in a lump sum not more than two (2) times in any Plan Year in accordance with such uniform rules as the Administrative Committee may establish.  Distributions may be made in cash or, at the option of the Participant and to the extent of his interest in the ESOP Account attributable to his SSOP Accounts, in Common Stock.

(b)                                 Except to the extent distributed in Common Stock, withdrawals shall be paid pro-rata from the Investment Funds.

(c)                                  Withdrawals shall first be deducted from the Participant’s After Tax Contribution Account; next from the Participant’s ESOP Account (and Account invested in SPX Common Stock Fund) attributable to his SSOP matured stock account; and thereafter as determined in accordance with such uniform rules as the Administrative Committee may establish.

20.2                        Legacy Matching Contribution Provisions.

(a)                                 Certain Participants, including certain Transferred Spinoff Participants, may have Company Contribution Account balances in the Plan that were transferred or merged into the Plan from the Prior Plan or Legacy Plans and which are subject to a vesting schedule (the “Legacy Matching Contributions”).  Such Legacy Matching Contributions shall be subject to the following vesting schedule:

Years of Service	Vested Amount
Less than 2	0%
2	25%
3	50%
4	75%
5	100%

(b)                                 For these purposes, Legacy Plans refers to the Clyde Plan, the S&N Pump 401(k) Plan (which was merged into the Prior Plan on December 31, 2012) and the Clyde Union Savings Plan for Non-Bargained Employees (which was merged into the Prior Plan on December 31, 2012).

(c)                                  For these purposes, Years of Service shall be determined as follows:

(1)                                 Except as otherwise provided in the Plan, a Participant shall be credited with one (1) Year of Service for each complete twelve (12) month period which elapses beginning with his Continuous Service Commencement Date and ending on his Continuous Service Termination Date.

(2)                                 If a Participant’s Years of Service includes a fraction of a year, Years of Service shall be determined on a yearly basis, where the number of complete months elapsed in the partial year are divided by 12 and rounded up to the next highest percent.

(3)                                 If a Participant severs from Service due to a quit, discharge or retirement but thereafter performs an Hour of Service within twelve (12) months from the beginning of the Period of Severance, Years of Service shall be granted for the Period of Severance.

(4)                                 If a Participant severs from Service due to a quit, discharge or retirement during a leave of absence from Service of twelve (12) months or less for any reason other than a quit, discharge or retirement and performs an Hour of Service within twelve (12) months of the date he was first absent, Years of Service shall be granted for the period of absence.

(5)                                 If a Participant (whether vested or nonvested) incurs a Continuous Service Termination Date and is subsequently reemployed prior to incurring a Break in Service, such Participant’s Years of Service earned prior to the Continuous Service Termination Date shall be reinstated, he shall be granted Years of Service for the Period of Severance, and he shall accrue Years of Service for the period of his reemployment (subject to other applicable provisions of the Plan).

(6)                                 If a Participant (whether vested or nonvested) incurs a Continuous Service Termination Date and is subsequently reemployed on or after incurring a Break in Service, such Participant’s Years of Service earned prior to the Break in Service shall be reinstated and he shall accrue Years of Service for the period of his reemployment (subject to other applicable provisions of the Plan).

(7)                                 “Continuous Service Commencement Date” means the date on which a Participant performs an Hour of Service with the Employer (including,

solely for these purposes, SPX Corporation and its affiliates prior to the Spinoff, if and as applicable).

(8)                                 “Continuous Service Termination Date” means the date on which a Participant begins a Period of Severance with the Employer.

(9)                                 “Hour of Service” mean an hour for which an Employee is paid or entitled to payment by the Employer for the performance of duties for the Employer, plus such other hours of service as determined by the Administrative Committee in accordance with applicable DOL rules.

(10)                          “Service” means for any given Participant, employment by the Employer.

(11)                          “Period of Severance” means a period of time commencing with the earliest of: (i) the date on which a Participant quits, retires, dies or is discharged, or (ii) the first anniversary of the first date of the period on which a Participant remains absent from Service (with or without pay) with the Employer for any reason other than a quit, retirement, death or discharge, and ending with the date on which the Participant again performs an Hour of Service for the Employer.

(12)                          “Break in Service” means a twelve (12) consecutive month Period of Severance.  In the case of a Participant who is: (1) absent from work for maternity or paternity reasons, or (2) absent for a leave covered by the Family and Medical Leave Act of 1993 (“FMLA”), the twelve (12) consecutive month period beginning on the first anniversary of the first date of such absence shall not constitute a Break in Service, provided, however, the Participant shall not earn any additional Years of Service for the period of the leave.  Absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Participant, (2) by reason of the birth of a child of the Participant, (3) by reason of the placement of a child with the adoption of such child by the Participant, or (4) for purposes of caring for a child for the period beginning immediately following such birth or placement;  provided, however, that a maternity or paternity absence shall not be taken into account hereunder unless the Participant furnishes to the Administrative Committee (within 90 days after the commencement of such maternity or paternity absence or within such other period as the Administrative Committee may specify) such information as the Administrative Committee shall require to establish that such Participant’s absence was on account of a birth or placement described hereunder.  Nothing herein shall be understood to establish or alter any employee policy with respect to maternity or paternity leaves for any purpose other than the determination of Break in Service hereunder.  Leaves of absences under FMLA include unpaid leaves for the foregoing maternity and paternity reasons whether concurrent with or in addition to such leaves, and absences (1) by reason of the care of the individual’s spouse, son, daughter, or parent who has a serious health condition; or (2) by reason of a serious health condition that makes the Participant unable to perform his job.

ARTICLE XXI
MISCELLANEOUS PROVISIONS

21.1                        Gender and Number.  Where the context admits, words in the masculine gender shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

21.2                        Headings.  The headings of Articles and Sections are included solely for convenience of reference and shall have no effect upon the meaning of the provisions hereof.

21.3                        Controlling Law.  Except to the extent superseded by laws of the United States, the laws of North Carolina shall be controlling in all matters relating to the Plan.

21.4                        Employment Rights.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any Employee the right to be retained in the employ of an Employer, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.  The Plan shall not be deemed to be a consideration for, or an inducement for, the employment of any individual by any Employer.  Nothing contained in the Plan shall be deemed to give any individual the right to be retained in the service of any Employer or to interfere with the right of any Employer to discharge or to terminate any individual at any time without regard to the effect that such discharge or termination might have upon any rights that he might have under the Plan.

21.5                        Absence of Guarantee.  The Trustee, the Committees, the Company, or any of its directors, officers, employees or agents do not in any way guarantee the Trust Fund from loss or depreciation.  The liability of the Trustee and the Company to make any payment under the Plan will be limited to the assets held by the Trustee that are available for that purpose.

21.6                        Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

APPENDIX A

PARTICIPATING COLLECTIVE BARGAINING UNITS

This Appendix A lists all active participating collective bargaining units, and the benefits and special provisions applicable to Participants employed pursuant to such collective bargaining unit.  In the event that the provisions of this Appendix A are inconsistent with the terms contained in the rest of the Plan, the provisions contained in this Appendix A shall control.

Table of Contents

A-1 ClydeUnion Pumps (Battle Creek, Michigan)

a-1

Appendix A-1

ClydeUnion Pumps (Battle Creek, Michigan)

This Appendix A-1 shall apply to all hourly Eligible Employees working at SPX ClydeUnion Pumps in Battle Creek, Michigan, who are covered by a collective bargaining agreement with Lodge No. 46, International Association of Machinists which provides for participation in the Plan.  To the extent participating in the Plan, such Eligible Employees are referred to herein as the “ClydeUnion Participants”.

ClydeUnion Participants shall participate in the Plan in the same manner as salaried and non-bargaining Participants (including, without limitation, the provisions of the main plan document applicable to Pre-tax Contributions and Company Matching Contributions).

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